UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Primus Guaranty, Ltd.

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NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
PROPOSAL ONE – ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
PROPOSAL TWO -- APPROVAL OF THE PRIMUS GUARANTY, LTD. INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED
EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2009
PROPOSAL THREE -- APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS

Primus Guaranty, Ltd.
Clarendon House 2 Church Street
Hamilton HM 11, Bermuda
Tel: +1 (441) 296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: +1 (212) 697-2227

March 31, 2010

Dear Shareholder,

You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on April 29, 2010 at 8:00 A.M., Atlantic Time, at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Also enclosed are your proxy card and instructions for voting and our 2009 Annual Report on Form 10-K. Whether or not you are able to attend the meeting in person, it is important that your common shares be represented at the meeting. Accordingly, we ask that you please register your votes by mail (by completing, signing, dating and returning the enclosed proxy card), over the Internet or by telephone at your earliest convenience. If you attend the meeting, you may vote in person even if you previously have voted by proxy.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,

Thomas W. Jasper
Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. (the “Company”) will be held on April 29, 2010 at 8:00 A.M., Atlantic Time, at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, for the following purposes:

1.	To elect three Class I directors to hold office for three years and one Class II director to hold office for two years and, in each case, until their successors are elected and qualified;

2.	To approve the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated;

3.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

4.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009. Copies of the financial statements are contained in the Company’s 2009 Annual Report on Form 10-K, which is being mailed to shareholders together with the Proxy Statement.

Only holders of record of the Company’s common shares, par value $0.08 per share (the “Common Shares”), on March 8, 2010 are entitled to notice of, and to vote at, the 2010 Annual General Meeting of Shareholders and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please register your vote as soon as possible to ensure that your Common Shares are represented at the meeting. You may vote your Common Shares by telephone, over the Internet or by the proxy card enclosed with the Proxy Statement. Shareholders of record who attend the meeting may vote their Common Shares in person, even though they have sent in proxies by mail, over the Internet or by telephone.

By Order of the Board of Directors,

Scott H. Davis
Secretary

March 31, 2010

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), for use at the Company’s 2010 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at Tucker’s Point Hotel, 60 Tucker’s Point Road, Hamilton Parish, HS 02 Bermuda, on April 29, 2010 at 8:00 A.M., Atlantic Time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this Proxy Statement and the enclosed proxy card are first being sent or given to shareholders of the Company on or about April 1, 2010.

Purposes of Meeting

The purposes of the Annual General Meeting are to consider and act upon the following matters:

1.	To elect three Class I directors to hold office for three years and one Class II director to hold office for two years and, in each case, until their successors are elected and qualified;

2.	To approve the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated;

3.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

4.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares, par value $0.08 per share (“Common Shares”), at the close of business on March 8, 2010, the record date, are entitled to notice of, and to vote at, the Annual General Meeting or any adjournment or postponement thereof. The Company’s Common Shares are its only outstanding class of voting securities. Each Common Share entitles the holder of record thereof to one vote. As of the record date, there were 38,983,393 Common Shares outstanding.

How You Can Vote

Shareholders of record can vote in one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	over the Internet: if you are a registered holder of Common Shares, you may view proxy materials and follow the instructions at http://bnymellon.mobular.net/bnymellon/prs, and if you hold your Common Shares in street-name through a broker, custodian bank or other nominee, you may view the materials and follow the instructions at http://bnymellon.mobular.net/bnymellon/prs — beneficial; or

•	over the telephone, by accessing the telephone voting system at (866) 540-5760 and following the telephone voting instructions; or

•	by attending the Annual General Meeting and voting in person.

Internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on April 28, 2010.

Shareholders who hold their Common Shares through a broker, custodian bank or other nominee (in “street name”) must vote their Common Shares in accordance with the procedures prescribed by their broker, custodian bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The proxies will vote their Common Shares as they direct.

If a broker that is the holder of Common Shares indicates on a proxy that it does not have discretionary authority to vote those Common Shares on a Proposal, or if Common Shares are voted in other circumstances in which proxy authority is defective, those non-voted Common Shares (“broker non-votes”) will be counted as present for quorum purposes but as not voting on the Proposal.

Under a recently amended New York Stock Exchange (“NYSE”) rule, if you hold your Common Shares through a bank or brokerage firm, your broker will not be entitled to vote your Common Shares on Proposal One or Proposal Two without your express voting instructions. As a result, if you do not vote your Common Shares on Proposal One or Proposal Two, your Common Shares will remain unvoted on that Proposal. Therefore, it is very important that you vote your Common Shares on all Proposals.

If you hold your Common Shares through a bank or brokerage firm and your broker delivers to you the Notice of Availability of Proxy Materials, or, upon request, a copy of this Proxy Statement and other proxy materials, your broker will be entitled to vote your Common Shares on Proposal Three without your voting instructions.

Shareholders can specify whether their Common Shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other Proposals to be presented at the Annual General Meeting.

If you do not specify on your proxy card how you want to vote your Common Shares, the proxies will vote them “FOR” the election of all nominees for director as set forth under Proposal One, “FOR” Proposal Two, “FOR” Proposal Three and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail, over the Internet or by telephone that is received at a later date and that is properly signed or transmitted; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the Annual General Meeting and representing, in person or by proxy, in excess of 50% of the total issued Common Shares is necessary to constitute a quorum.

The affirmative vote of a majority of the Common Shares represented and voting at the Annual General Meeting is required for the election of directors, the approval of the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated, and the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as “shares present” at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the Proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those Proposals (so-called “broker non-votes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Solicitation

The Company has hired BNY Mellon Shareowner Services and D.F. King & Co., Inc. for assistance in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $20,000 plus out-of-pocket expenses. This Proxy Statement, including the Notice of the Shareholder Meeting and the proxy card, will first be sent to shareholders on or about April 1, 2010. Proxies will be solicited on behalf of the Board of Directors by mail, in person, over the Internet and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold Common Shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting its audited consolidated financial statements for fiscal year 2009. Copies of the financial statements are contained in the Company’s 2009 Annual Report on Form 10-K, which is being mailed to shareholders together with this Proxy Statement and related materials.

Other Matters to Be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this Proxy Statement. If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the Common Shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should register their votes by mail, over the Internet or by telephone as soon as possible. In order to assure that your proxy is received in time to be voted at the Annual General Meeting, the proxy card must be completed in accordance with the instructions on it. If your Common Shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the custodian bank, brokerage firm or other nominee that holds Common Shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2010.

This Proxy Statement and the Company’s 2009 Annual Report on Form 10-K are available at
http://bnymellon.mobular.net/bnymellon/prs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 8, 2010, to the knowledge of the Company, the beneficial ownership of the Company’s Common Shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors, nominees and executive officers of the Company as a group:

	Number of	Percentage of
	Common Shares	Common Shares
	Beneficially	Outstanding as of
Name	Owned(1)	March 8, 2010

Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	14,901,482	38.2	%(2)
Second Curve Capital, LLC 237 Park Avenue, 9th Floor New York, New York 10017	5,816,566	14.9	%(3)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,641,174	14.5	%(4)
Non-Executive Directors and Non-Executive Director Nominees:
Michael P. Esposito, Jr., Chairman	148,405		*(5)
David E. Czerniecki	0		*(6)
Frank P. Filipps	58,808		*(7)
Paul S. Giordano	48,154		*(8)
Thomas J. Hartlage	5,500		*(9)
Robert R. Lusardi	85,598		*(10)
James H. MacNaughton	36,928		*(11)
John A. Ward, III	78,589		*(12)
Management Director and Executive Officers:
Thomas W. Jasper Chief Executive Officer & Director	1,443,112	3.7	%(13)
Richard Claiden Chief Financial and Operating Officer	361,314		*(14)
All directors, nominees and executive officers as a group (10 persons)	2,235,508	5.7%

*	Less than 1% of common shares outstanding.

(1)	The number shown reflects the number of Common Shares beneficially owned as of March 8, 2010, to the knowledge of the Company, based on information furnished by the persons named, public filings and the Company’s records. A person is deemed to be a beneficial owner of Common Shares if the person, either alone or with others, has the power to vote or to dispose of those Common Shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, Common Shares beneficially owned by a person include Common Shares of which the person has the right to acquire beneficial ownership within 60 days after March 8, 2010. There were 38,983,393 of the Company’s Common Shares outstanding as of March 8, 2010.

(2)	According to a Schedule 13G/A dated January 22, 2008, XL Capital Ltd beneficially owns 14,901,482 Common Shares, held by XL Insurance (Bermuda) Ltd, a wholly owned subsidiary of XL Capital Ltd.

(3)	According to a Schedule 13F dated February 12, 2010 filed by Second Curve Capital, LLC, Second Curve Capital, LLC beneficially owns 5,816,566 Common Shares.

(4)	According to a Schedule 13G dated February 14, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 Common Shares. 58,589 deferred Common Shares granted in connection with Mr. Hartlage’s service on the Board of Directors are also included since Mr. Hartlage ceded to them beneficial ownership of such deferred Common Shares.

(5)	Includes 48,405 Common Shares with transfer restrictions that lapse after Mr. Esposito leaves the Board.

(6)	Excludes 14,901,482 Common Shares owned by XL Insurance (Bermuda) Ltd, as to which Mr. Czerniecki disclaims beneficial ownership. Consistent with the corporate practice of XL Capital Ltd, the owner of Mr. Czerniecki’s employer, Mr. Czerniecki has waived and will continue to waive all compensation in connection with his position as a director, and he therefore does not receive annual awards of Common Shares payable to directors.

(7)	Includes 58,589 Common Shares with transfer restrictions that lapse after Mr. Filipps leaves the Board.

(8)	Includes 48,154 Common Shares with transfer restrictions that lapse after Mr. Giordano leaves the Board.

(9)	Excludes 5,582,585 Common Shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 58,589 Common Shares with transfer restrictions that lapse after he leaves the Board, as to which Mr. Hartlage has ceded his ownership to Transamerica Life Insurance Company.

(10)	Includes 56,798 Common Shares with transfer restrictions that lapse after Mr. Lusardi leaves the Board.

(11)	Includes 34,428 Common Shares with transfer restrictions that lapse after Mr. MacNaughton leaves the Board.

(12)	Includes 58,589 Common Shares with transfer restrictions that lapse after Mr. Ward leaves the Board.

(13)	Includes 119,523 Common Shares beneficially owned by Mr. Jasper by trust and 405,000 Common Shares which may be acquired upon the exercise of options. Also includes 423,516 deferred Common Shares deliverable six months after Mr. Jasper’s departure from the Company. Excludes 50,000 unvested options and 1,289,086 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(14)	Includes 128,200 Common Shares which may be acquired upon the exercise of options. Also includes 233,114 deferred Common Shares deliverable six months after Mr. Claiden’s departure from the Company. Excludes 25,000 unvested options and 398,140 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

CORPORATE GOVERNANCE

Corporate Governance Practices

The following highlights key corporate governance practices applicable to the Board of Directors of the Company (the “Board”):

Board Leadership Structure

In accordance with the Company’s Bye-laws, the Board elects the Company’s Chairman and the Chief Executive Officer. Each of these positions may be held by the same person or may be held by two persons. While the Company’s Corporate Governance Guidelines do not specify a policy on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-management directors or be an employee, it has been a long-standing policy of the Board for the positions to be separate and for the Chairman to be selected from the non-management directors, as the Board has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders. The Board believes such a structure ensures a greater role for the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board, as well as facilitating the independent directors’ fulfillment of the responsibilities under the Corporate Governance Guidelines of the Company.

The Board’s Role in Risk Oversight

The Board is charged with providing oversight of the Company’s risk management processes. The Finance and Investment Committee and the Audit Committee share responsibility for overseeing the risk management function on behalf of the Board, with the Finance and Investment Committee setting forth various risk limits and assessments applicable to the Company’s operations and the Audit Committee receiving reports on, and monitoring compliance with, such risk limits and assessments. In carrying out these responsibilities, the Audit Committee and the Finance and Investment Committee work closely with members of the Company’s risk management team. These committees meet at least quarterly with members of management and receive reports on risk management, including assessments of risk exposures (including major financial risk exposures and risk exposures related to the portfolio of credit default swaps held by Primus Financial Products, LLC, a subsidiary of the Company (“Primus Financial”)), and the processes in place to monitor and mitigate such exposures and the risk competencies and risk tolerance of the Company. These committees report on risk management to the full Board. In addition, each committee of the Board considers the risk within its areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company also will provide a printed copy of the Corporate Governance Guidelines and the charters of the Board committees upon request.

Board Organization

The Company’s Board of Directors currently consists of nine members. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Michael P. Esposito, Jr., Thomas W. Jasper and James H. MacNaughton have been designated Class I directors whose terms will expire at the Annual General Meeting;

•	Messrs. David E. Czerniecki (who is nominated for election at the Annual General Meeting), Frank P. Filipps and Thomas J. Hartlage have been designated Class II directors whose terms will expire at the 2012 Annual General Meeting of Shareholders; and

•	Messrs. Paul S. Giordano, Robert R. Lusardi, and John A. Ward, III have been designated Class III directors whose terms will expire at the 2011 Annual General Meeting of Shareholders.

The Board maintains four standing committees: the Audit Committee, the Compensation Committee, the Finance and Investment Committee, and the Nominating and Corporate Governance Committee. (See “Committees of the Board of Directors” below.)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board are to (1) ensure that the Company operates in a legal, ethical and socially responsible manner, (2) select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer, (3) review, approve and monitor fundamental financial and business strategies and major corporate actions, (4) oversee the Company’s capital structure and financial policies and practices, (5) assess major risks facing the Company and review options for their mitigation, and (6) provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Messrs. Thomas W. Jasper and Robert R. Lusardi, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the NYSE’s listing standards since none of them have any material relationship with the Company which the Board believes would compromise their independence. Mr. Jasper is the Chief Executive Officer of the Company and of Primus Asset Management, Inc., a subsidiary of the Company (“Primus Asset Management”). With effect from March 2, 2010, Mr. Lusardi has become a Senior Advisor to Primus Asset Management and, accordingly, as of such date he no longer serves on the Board’s Compensation Committee and Finance and Investment Committee. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25 percent or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliation with a significant shareholder does impair a director’s independence with respect to service on the Audit Committee. A copy of the definition of independent directors under the Company’s Corporate Governance Guidelines is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance — Governance Guidelines.” Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairman of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of a management director, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-management directors of the Board meet in executive session without any management directors and any other members of the Company’s management present to consider and discuss such issues that they deem important to address and such other matters they may deem appropriate. Generally, such executive session meetings follow the Board’s regularly scheduled quarterly meetings, but may be held at any time, with more or less frequency, as the Board considers necessary or appropriate. At least once per year such executive session meeting is held (i) to evaluate the Chief Executive Officer, and (ii) to review management succession planning. Mr. Esposito, the Chairman of the Board, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members, and (2) evaluation of each Board committee’s performance and the performance of the individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self-evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held 14 meetings during 2009. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and the committees on which he served held during his period of service since the last Annual General Meeting of Shareholders.

Director Attendance at Annual General Meeting of Shareholders

The Company’s policy is that the directors are expected to attend the Annual General Meeting of Shareholders unless extenuating circumstances prevent them from attending. All of the Company’s then serving directors attended last year’s Annual General Meeting of Shareholders.

Communications with Directors

Shareholders or other interested parties who wish to send communications on any topic to the Board or to the non-management directors as a group, or to the Chairman of the Board, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Alternatively, they may write to Vincent B. Tritto, General Counsel, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017, or via e-mail at vtritto@primusguaranty.com.

Review, Approval or Ratification of Transactions with Related Persons

Any transaction with the Company in which a director, executive officer or beneficial holder of more than five percent of the outstanding Common Shares of the Company, or any immediate family member of the foregoing (each, a “related person”), has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be disclosed by the Company in its public filings. Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions, which is contained in the Company’s Code of Business Conduct and Ethics. Under this policy any related party transaction that would be required to be publicly disclosed must be approved or ratified by the Board or the Nominating and Corporate Governance Committee, in writing, before the proposed related party transaction may be undertaken. In approving or ratifying a transaction under this policy, the Board or the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable to the Company. For 2009, there was one transaction between the Company and a related person subject to this policy, as the Company procured a portion of its directors’ and officers’ insurance coverage from XL Specialty Insurance Company, an affiliate of XL Capital, Ltd (a holder of more than five percent of the Company’s outstanding Common Shares and therefore a related person) after obtaining written approval of the Board. Through the date of this Proxy Statement in 2010, the Board has approved Mr. Lusardi’s appointment as a Senior Advisor to Primus Asset Management.

Independent Compensation Consultant

The Compensation Committee of the Board has retained Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs by providing ongoing advisory services to the Compensation Committee on executive compensation issues facing the Company as well as assisting in the review of management proposals with respect to compensation matters. Mercer reviews such proposals and other committee meeting materials, provides general advice on executive compensation trends and programs, conducts pre-meeting briefing discussions with the chairman of the Compensation Committee, and participates in Compensation Committee meetings as requested by the committee. If the Company wishes to engage Mercer for services other than those Mercer provides to the Compensation Committee, such services will be subject to approval by the Committee. Mercer has not provided any services to the Company, other than those relating to its role as compensation adviser to the Compensation Committee, during the Company’s 2009 fiscal year.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Business Conduct and Ethics covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company also will provide a printed copy upon request.

PROPOSAL ONE – ELECTION OF DIRECTORS

The nominees for election as directors and those directors whose terms will continue after this year’s Annual General Meeting of Shareholders are:

Name	Age	Director Since	Present Term Expires

David E. Czerniecki	45	2009		(1)
Michael P. Esposito, Jr.	70	2002		(2)
James H. MacNaughton	59	2008		(2)
Thomas W. Jasper	60	2002		(2)
Paul S. Giordano	47	2005	2011
Robert R. Lusardi	53	2002	2011
John A. Ward, III	63	2004	2011
Frank P. Filipps	62	2002	2012
Thomas J. Hartlage	58	2002	2012

(1)	Class II director: Appointed by the Board in April 2009 as a Class I director to fill the vacancy caused by the resignation of Ms. Fiona E. Luck. Re-designated as a Class II director in January 2010 so as to have each class of directors populated as evenly as possible. Present term expires at the Annual General Meeting. Nominated by the Board for re-election at the Annual General Meeting for a two-year term expiring in 2012 with the Class II Directors.

(2)	Class I directors: Present term expires at the Annual General Meeting. Nominated by Board for re-election at the Annual General Meeting for a three-year term expiring in 2013.

Board of Directors — Experience and Qualifications

Consistent with the Company’s Corporate Governance Principles, the Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment takes into account that the Board as a whole will have competency in the following areas: (i) industry knowledge, (ii) capital markets, (iii) corporate credit, (iv) asset management, (v) accounting and finance, (vi) business judgment, (vii) management, (viii) leadership, (ix) international markets, (x) business strategy, (xi) crisis management, (xii) corporate governance, and (xiii) risk management.

The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Company believes that the four director nominees possess the requisite mix of skills, qualifications and experiences that will enable the Board and each committee of the Board to continue to provide sound judgment and leadership and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, an attempt has been made to set out those unique and important professional characteristics that each particular person brings to the Board.

Class I Nominees for Election for Three-Year Terms Expiring in 2013

Michael P. Esposito, Jr. has been the Chairman of the Company’s Board of Directors since March 2002. Since March 2006, Mr. Esposito has been Chairman of the Board of Directors of Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd.) (NYSE:SCA). Until his retirement from XL Capital Ltd (NYSE:XL) in December 2007, Mr. Esposito served as non-executive Chairman of the Board of Directors of XL, a provider of insurance and reinsurance coverage and financial products and services, since 1995 and as a director since 1986. Since 1995, he has served as a director of Forest City Enterprises, Inc. (NYSE:FCY), a real estate development and management firm. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. Previously, Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito’s nearly fifty years of experience in the banking and finance industry, in particular in the credit protection and commercial banking industries, are especially relevant to evaluating the risks and opportunities that the Company encounters in both its existing business lines and the ones it plans to pursue.

James H. MacNaughton has been a director since July 2008. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. Mr. MacNaughton was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety of positions including, for most of that time, Managing Director in Investment Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and is a member of the Board of Directors of the Interboro Insurance Company and Max Capital Group Ltd. Mr. MacNaughton is a member of the International Insurance Society and the Board of Public Television Channel WLIW 21 serving New York City and Long Island, New York. Mr. McNaughton’s experience in commercial lending and asset management are particularly relevant to an understanding of the Company’s business lines, and his experience in investment banking gives him additional insights into evaluating the financial impact of business decisions that the Company may contemplate.

Thomas W. Jasper has been Chief Executive Officer of the Company since March 2001, a director since March 2002 and Deputy Chairman since January 2009. Mr. Jasper joined the Company in 1999 as a consultant to assist in the Company’s formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984, Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of

Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation and the Wellspring Foundation and on the executive board of the Cox School of Business at Southern Methodist University. Mr. Jasper’s extensive experience in the credit industry, and his long association with the Company, including over eight years as Chief Executive Officer, gives him unique insight into both the Company and the business environment in which the Company operates.

Class II Nominee for Election for a Two-Year Term Expiring in 2012

David E. Czerniecki has been a director of the Company since 2009. Since July 2008, Mr. Czerniecki has been a Managing Director of XL Investment Management Inc., a subsidiary of XL Capital Ltd (NYSE:XL). He joined XL in February 2000 and prior to assuming his current position at XL Investment Management, Mr. Czerniecki served in senior executive capacities for other XL affiliates, including Managing Director of XL Capital Investment Partners, Managing Director of XL Capital Assurance Inc. and President and Chief Investment Officer of XL Portfolio Advisors. Before that, Mr. Czerniecki was a Senior Vice President at Lehman Brothers Inc., from May 1998 until February 2000. Prior to joining Lehman Brothers, he was a Senior Vice President at Capital Markets Assurance Corporation/MBIA Insurance Corporation, from April 1996 to April 1998. Mr. Czerniecki has prior experience at Credit Lyonnais, National Westminster Bank and Prudential Bache Securities. Since February 2005, Mr. Czerniecki has served on the Board of Directors of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Czerniecki is a CFA charterholder. Through his participation in the financial and investment markets, Mr. Czerniecki has over 20 years of experience in the credit markets including investment grade and high yield credit, and significant experience in the asset-backed, structured credit and CDO markets and over 10 years experience in the credit derivatives markets. In addition, Mr. Czerniecki has held management roles within these fields as well as holding roles in risk management, business formation and business restructuring.

If Messrs. Esposito, MacNaughton and Jasper are elected as Class I directors, the terms of office of Messrs. Esposito, MacNaughton and Jasper will expire at the Annual General Meeting of Shareholders to be held in 2013. If Mr. Czerniecki is elected as Class II director, his term of office will expire at the Annual General Meeting of Shareholders to be held in 2012. The remaining directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the three Class I nominees as Class I directors and the one Class II nominee as Class II director.

Directors Continuing in Office until 2012

Frank P. Filipps has been a director of the Company since March 2002. From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc., an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE:RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, “Radian Group”). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian Group in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a director of Impac Mortgage Holdings, Inc. (NYSE:IMH), a mortgage real estate investment trust, since November 1995. Mr Filipps’ extensive background in the credit protection business, in particular his experience as Chief Executive Officer at the Radian Group, a provider of financial guaranty insurance, as well as his background in credit risk management, are relevant to evaluating the risks and opportunities that the Company encounters in both its existing business lines and the ones it plans to pursue.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE:AEG), an insurance company. At AEGON N.V., his responsibilities have included strategic planning and product and market development. From 2001 to 2006, he was President of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage is currently Executive Vice President of AEGON Institutional Markets and has responsibility for sales and marketing of all of the company’s products, including its Dublin, Ireland-based business. Mr. Hartlage has more than 30 years of experience in the financial services sector and is a CFA charterholder. Mr. Hartlage’s experience as President of Aegon Structured Products, and subsequent tenure as President of Aegon Stable Value Solutions, provide a background in credit asset management that is particularly relevant to the Company as it diversifies its business beyond selling credit protection, to offering investment advisory services and investment products.

Directors Continuing in Office until 2011

Paul S. Giordano has been a director of the Company since May 2005. Mr. Giordano is Executive Vice President, General Counsel and Secretary of Ironshore Inc., a Bermuda-based specialty commercial property and casualty company. Prior to joining Ironshore Inc. in June 2009, Mr. Giordano served as President, Chief Executive Officer and Deputy Chairman of Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd.) (NYSE:SCA) and Chairman and Chief Executive Officer of Syncora Guarantee Inc. (formerly known as XL Capital Assurance Inc.) from 2006 until August 2008. Mr. Giordano also served as Chief Executive for financial products and services and Executive Vice President of XL Capital Ltd (NYSE:XL), a provider of insurance and reinsurance coverage and financial products and services, from 2004 until 2006. Mr. Giordano was Executive Vice President, General Counsel and Secretary of XL Capital Ltd from 1999 to 2004 and served as a director and officer of a number of XL Capital Ltd affiliates. From 1997 to June 1999, he served as Senior Vice President, General Counsel and Secretary of XL Capital Ltd. Mr. Giordano was in private practice at the law firm of Clifford Chance from 1993 to 1996 and in private practice at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993. Mr. Giordano’s extensive experience with the credit protection industry, as well as with the insurance and financial services industries, are particularly relevant to the Company as it diversifies its business beyond selling credit protection, to offering investment advisory services and investment products.

Robert R. Lusardi has been a director of the Company since March 2002 and a Senior Advisor to Primus Asset Management since March 2010. Mr. Lusardi was a senior executive with White Mountains Insurance Group, Ltd. (NYSE:WTM) from 2005 to 2010 and with XL Capital Ltd (NYSE:XL) from 1998 to 2005. From 1980 until 1998, Mr. Lusardi was at Lehman Brothers where he ultimately served as a managing director and headed the insurance and asset management investment banking practices. He is also director of Symetra Financial Corporation, a life insurance entity, and is chairman of Pentelia Ltd. and Eolia Diamond Ltd., specialized investment funds. While at XL Capital Ltd, Mr. Lusardi served as Chief Financial Officer of the parent company, as well as Chief Executive Officer of the Financial Products and Services division. In those capacities he was responsible for starting up and developing financial guaranty insurance and credit enhancement businesses, as well as negotiating and structuring several acquisitions and investments. At White Mountains Insurance Group Ltd., Mr. Lusardi served as Chief Executive Officer of White Mountains Financial Services, where his responsibility including writing derivatives and managing derivatives exposure.

John A. Ward, III has been a director of the Company since October 2004. Previously, Mr. Ward was Chairman of the Board and Chief Executive Officer of Doral Financial (NYSE:DRL), a consumer finance and bank holding company, and the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Since January 2010, Mr. Ward has been a director of Innovative Card Technologies (NASDAQ:INVC), a security company which provides products to commercial banks and brokerage firms for on-line banking, securities trading or credit cards with a one time pass code imbedded in an ATM or credit card form factor; previously, Mr. Ward was Chairman of the Board and Chief Executive Officer of Innovative until September 2007 and a director until December 2007. Since September 2009, Mr. Ward also has been a director of Primus Financial Products, LLC, a subsidiary of the Company, for which he previously acted as director from 2002 to 2004. In addition to Mr. Ward’s extensive experience in the consumer credit market, his former experience with credit and risk management as Senior Credit Policy Officer at Chase Manhattan Bank is relevant to understanding the risks and opportunities that the Company faces in its current business lines, as well as those it plans to pursue.

Committees of the Board of Directors

The Board has the power to appoint committees to perform certain management and administration functions. The Board currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the current members of the Audit, Compensation and Nominating and Corporate Governance Committees are “independent” directors under the standards applicable to members of those committees imposed by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including internal control over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board, recommends to the shareholders the appointment and termination of an independent registered public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee also monitors the Company’s compliance with risk management policies which have been established by the Finance and Investment Committee. The Audit Committee currently consists of four members, all of whom are financially literate within the meaning of the NYSE’s criteria. Messrs. Ward (Chairman), Giordano, Hartlage and MacNaughton are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Board has designated Mr. Ward as the Audit Committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held five meetings in 2009.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board, or recommends to the Board for approval (a) the annual salaries and other compensation of the Company’s executive officers and (b) individual grants of equity-based incentive awards, as well as reviewing the compensation discussion and analysis, and providing the Compensation Committee report for the Company’s annual proxy statement. The Compensation Committee also (1) reviews, considers and approves the compensation policies and philosophy for the Company’s executive officers, other employees, and directors, (2) establishes compensation plans and programs for senior executives and other employees, including incentive and equity-based plans and programs, any appropriate employment contracts, special retirement benefits and severance or change of control payments, (3) annually reviews these plans and programs, (4) administers the Company’s incentive and equity-based plans and programs, and (5) monitors certain tax issues relating to these matters. The Compensation Committee has not delegated and may not delegate any of its responsibilities, except that, as administrator of the Company’s Incentive Compensation Plan, the Committee may delegate certain functions to management of the Company. Management of the Company makes recommendations to the Compensation Committee on all matters of compensation, except director compensation and Chief Executive Officer compensation as that is covered by the amended and restated employment agreement, effective May 1, 2008, between Primus Asset Management and Mr. Jasper (the “CEO Employment Agreement”). In connection with the Compensation Committee’s review of 2009 compensation, the Compensation Committee retained Mercer as a consultant. (See “Independent Compensation Consultant” above.) Messrs. Giordano (Chairman), Esposito and Filipps are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Compensation Committee held five meetings in 2009.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2009 or any time prior thereto, an officer or employee of the Company. Mr. Lusardi served on the Compensation Committee from April 30, 2009 until his appointment as a Senior Advisor to Primus Asset Management in March 2010, when he relinquished his position on the committee. No member of the Compensation Committee had any relationship with the Company during 2009 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on the Company’s Board or the Compensation Committee.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board, or recommends to the Board for approval, the Company’s capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, capital raising and reviewing the Company’s investment guidelines and performance. In addition, the Finance and Investment Committee sets forth various risk limits and assessments applicable to the Company’s operations. Messrs. Hartlage (Chairman), Czerniecki and MacNaughton are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Finance and Investment Committee held four meetings in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Filipps (Chairman), Esposito and Ward are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com (a printed copy of which will be provided upon request). The Nominating and Corporate Governance Committee held five meetings in 2009.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of Common Shares of the Company which are beneficially owned by such individual, and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of Common Shares which are beneficially owned by such shareholder, and (c) the period of time such Common Shares have been owned. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Nominating and Corporate Governance Committee through other means have.

In addition, pursuant to Company’s Corporate Governance Principles, the Committee considers as one factor among many the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity, so that the Board consists of members with a broad spectrum of experience and expertise. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.

The Nominating and Corporate Governance Committee has established the following standards and qualifications for members of the Board of Directors:

•	Each director shall at all times represent the interests of the shareholders of the Company.

•	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

•	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and committees of which he or she is a member and reviewing in advance all meeting materials.

•	Non-management directors shall meet the applicable standards of independence from the Company and its management.

•	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

The Nominating and Corporate Governance Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Nominating and Corporate Governance Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating and Corporate Governance Committee will consider qualified nominees from several sources, which may include current Board members, a director research firm, and nominees recommended by shareholders and other persons. The Nominating and Corporate Governance Committee may from time to time retain a director search firm to help it identify qualified director nominees for consideration.

The Nominating and Corporate Governance Committee evaluates qualified director nominees at regular or special Nominating and Corporate Governance Committee meetings against the current director qualification standards described above and reviews qualified director nominees with the Board. The Nominating and Corporate Governance Committee interviews candidates who meet the director qualification standards, and the Nominating and Corporate Governance Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Compensation-Related Risks

Management and the Compensation Committee evaluate the risks involved with the Company’s compensation programs and do not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company. As discussed below under “Compensation Discussion and Analysis,” early in 2009 the Board and management decided to concentrate the Company’s strategic priorities for the year on reducing the Company’s exposure to potentially catastrophic levels of credit losses and the preservation of capital. Accordingly, the reduction of risk in the Company’s exposure to credit losses was one of the elements considered in evaluating management’s performance in 2009.

Compensation of Directors

For 2009, the Company compensated each of its non-management directors in the following manner:

•	an annual award of Common Shares having a value of $50,000;

•	an annual cash retainer of $40,000;

•	a cash fee of $1,000 for attending each meeting of the Board or of a Board committee;

•	an additional annual cash retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual cash retainer of $6,000 for the Chairman of each other committee.

The Common Shares referred to above will be fully vested when awarded, although such Common Shares are not transferable by the director until the director leaves the Board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Czerniecki that, consistent with his employer’s corporate practice, Mr. Czerniecki has waived and will continue to waive all compensation, including meeting fees and the annual award of Common Shares, in connection with his position as a director. Additionally, the Company has been advised by Mr. Hartlage that, consistent with his employer’s corporate practice, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him as a director to Transamerica Life Insurance Company for so long as he is employed by an affiliate of Transamerica Life Insurance Company. Mr. Lusardi will continue to receive directors’ fees following his appointment as a Senior Advisor to Primus Asset Management in addition to consultancy compensation he will receive in that capacity.

In addition, during 2009 the Board also convened a special committee for consideration of a strategic initiative in the insurance industry, which the Company is continuing to evaluate. The members of this special committee are Messrs. Esposito, Filipps, Giordano, Hartlage and MacNaughton, and their compensation for service on such committee is $1,000 per committee meeting attended, payable in cash.

Share Ownership Guidelines for Directors

In January 2010, the Board instituted share ownership guidelines for the non-employee directors and executive officers. The share ownership guidelines are designed to further align the interests of directors and executive officers with the interests of the Company’s shareholders and require long-term holding of the Company’s Common Shares by the directors and executive officers. The number of Common Shares required to be held by a non-employee director is based on a multiple of five times the director’s annual cash retainer (or $200,000) and is required to be met within three years, with an exception for those directors who have waived their compensation or ceded their compensation to their employer. All of the non-management directors meet these share ownership guidelines with the exception of Mr. MacNaughton who has only served a little over one year on the Board; based on the current policy of granting directors Common Shares as part of their compensation, Mr. MacNaughton will meet the guideline within the three-year timeframe.

The total 2009 compensation of the Company’s non-management directors is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2009

		Fair Value of
	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)(1)	Total ($)

David E. Czerniecki(2)	—	—	—
Michael P. Esposito, Jr.	81,000	49,995	130,995
Frank P. Filipps	83,500	49,995	133,495
Paul S. Giordano	70,500	49,995	120,495
Thomas J. Hartlage(3)	66,500	49,995	116,495
James K. Hunt(4)	39,333	16,666	55,999
Robert R. Lusardi	75,000	49,995	124,995
James H. MacNaughton	80,000	49,995	129,995
John A. Ward, III	83,500	49,995	133,495
Fiona E. Luck(5)	—	—	—

(1)	The Common Shares were granted as of the first day of each calendar quarter covering services for the preceding quarter and determined by dividing one-quarter of the annual equity award by the closing price of the Common Shares as of the end of each quarter and ignoring any fractional shares. Unless stated otherwise, this resulted in the granting of 20,282 Common Shares to each director receiving share compensation during 2009. Included in the “Fair Value of Stock Awards” column is the aggregate grant date fair value of equity awards granted during a fiscal year.

(2)	Consistent with the corporate practice of XL Capital Ltd, the parent of Mr. Czerniecki’s employer, Mr. Czerniecki has waived and will continue to waive all compensation in connection with his position as a member of the Board.

(3)	Consistent with the corporate practice of an affiliate of Mr. Hartlage’s employer, Transamerica Life Insurance Company, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him to Transamerica Life Insurance Company.

(4)	Mr. Hunt retired from the Board effective April 30, 2009 and was granted 10,004 shares for services in 2009 through this date.

(5)	Ms. Luck resigned from the Board effective February 12, 2009. Consistent with the corporate practice of Ms. Luck’s former employer, XL Capital Ltd, Ms. Luck waived all compensation in connection with her position as a member of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Shares to file reports of ownership and changes in ownership of such Common Shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent (10%) of its Common Shares have filed all reports required by Section 16(a) during the Company’s fiscal year ended December 31, 2009.

EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company’s Chief Executive Officer, whose biographical information is set forth above, the other executive officer of the Company is:

Richard Claiden has been the Company’s Chief Financial Officer since 2003 and Chief Operating Officer since 2008. Mr. Claiden is also Chief Financial Officer and Chief Operating Officer of Primus Asset Management, Inc., a subsidiary of the Company. Mr. Claiden is responsible for the Company’s financial management and reporting. In addition, Mr. Claiden is also responsible for the management of the operations, risk management, and quantitative teams that support the Company’s business activities. Mr. Claiden was previously a Managing Director and Head of Operational Risk for JP Morgan Chase’s Investment Bank from 2001 to 2003. In that position, Mr. Claiden was responsible for the operational risk integration for the investment bank following the merger of JP Morgan and Chase Manhattan Bank. From 1994 to 1999, Mr. Claiden was at Canadian Imperial Bank of Commerce (“CIBC”), initially setting up and running operations for CIBC’s Financial Product Group and later as Global Head of Operations for CIBC’s wholesale and investment banking activities. Mr. Claiden was in internal audit at Manufacturers Hanover Trust (“MHT”), from 1978 to 1983. Mr. Claiden served as Controller for the Merchant Banking Group and subsequently as head of finance, operations and technology for MHT’s global derivatives group until 1994. Mr. Claiden qualified as a Chartered Accountant with Arthur Andersen & Co. in London from 1974 to 1978. Mr. Claiden received an M.A. in Accounting and Finance from Lancaster University and a B.Sc. in Economics from London University. He is a fellow of the Institute of Chartered Accountants (U.K.). Mr. Claiden is 57 years old.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing below with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2009 Annual Report on Form 10-K.

Compensation Committee
Paul S. Giordano, Chairman
Michael P. Esposito, Jr.
Frank P. Filipps

Compensation Discussion and Analysis

Compensation paid to the Company’s Chief Executive Officer, the Chief Financial and Operating Officer and the other named executive officer who was employed by Primus Asset Management during 2009 is shown in the Summary Compensation Table and supplemental tables that follow this discussion. The following discussion and analysis, which has been approved by the Compensation Committee, analyzes the objectives and results for 2009 of the Company’s executive officer compensation policies and procedures.

Compensation Policies and Objectives

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate the key personnel it needs to conduct its business. Compensation levels are designed to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and as to each named executive officer, in both cases in relation to objective and subjective goals.

In early 2009, the Compensation Committee made substantial changes to management’s performance goals versus those established in prior years because of the impact of the credit crisis. Performance goals in prior years generally stressed certain operating objectives that were closely tied to current-year reported results. As a result of the credit crisis, the Company faced an environment that, in early 2009, potentially threatened its survival. Earlier, the Company, through Primus Financial, had all but ceased providing new credit protection to customers, its primary business. Extraordinary losses in the residential mortgage market, a fragile banking system, a severe recession and serious concerns over the health of other sectors of the credit markets, including those to which the Company had material exposure, led the Board and management to decide early in 2009 to concentrate the Company’s strategic priorities for the year on reducing the Company’s exposure to potentially catastrophic levels of credit losses and the preservation of capital. At the same time, growing the size and profitability of the Company’s asset management business from which it could generate comparatively low-risk fee income increased in importance as a strategic priority. Additional strategic goals relating to capital management, debt and equity repurchases and other matters also were set. The Compensation Committee aligned the goals for the 2009 compensation cycle to the overall strategic goals of the Company, emphasizing the amortization of Primus Financial’s credit default swap portfolio and risk mitigation.

At the beginning of 2009, the Compensation Committee established broad goals by which management’s performance would be measured for 2009, which encompassed:

•	The Company’s financial performance for the year, with reference to (1) a comparison of its actual economic results for the year against a budget prepared at the beginning of the year (determining later in 2009 to exclude the impact of portfolio repositioning transactions undertaken to seek to reduce the risk in Primus Financial’s portfolio of credit default swaps), and (2) the benefits actually realized in 2009 and potentially in the future from the Primus Financial portfolio repositioning transactions. As part of its assessment of the performance, the Compensation Committee determined that management should be neither penalized nor rewarded if realized credit losses in the Primus Financial credit default swap portfolio were within $60,000,000 below or $40,000,000 above the $180,000,000 budgeted amount for 2009 credit losses, because of the tremendous uncertainty over the budgeted credit losses developed in early 2009.

•	Primus Asset Management’s performance for the year, with reference to (1) a comparison of Primus Asset Management’s actual results for the year against a budget prepared at the beginning of the year, and (2) the development and execution of new initiatives for Primus Asset Management, including a business plan for growth in the asset management business through acquisition and organic growth and other developmental actions.

•	Achieving a variety of other performance factors, including with respect to implementing appropriate changes to Primus Financial’s business model, securities buybacks by the Company and Primus Financial, establishing a new strategic plan and other cost savings consistent with the Company maintaining appropriate public market standards for financial reporting and control.

The Compensation Committee set performance goals at levels such that their satisfaction would require significant effort on the part of the executive officers during 2009.

Benchmarking

In 2009, the Compensation Committee engaged Mercer to provide benchmarking data with respect to annual compensation and total direct compensation. Mercer provided information regarding market practices and trends and provided benchmarking compensation data with respect to a selected group of companies from Mercer’s proprietary database, whose names were not disclosed, which included asset management companies that manage less than $50 billion in assets. The Compensation Committee found the annual compensation and total direct compensation of the Company’s executive officers to be reasonable and competitive in light of the Company’s need to retain a specialized team of professionals in an extraordinarily challenging environment, generally falling in the range of the 50th-75th percentiles of the companies included in the benchmarking data.

Components of Executive Compensation

Compensation for management is composed of annual compensation, which includes a base salary and a discretionary performance bonus, and long-term incentive awards. These compensation components are independently determined and are each designed for a specific purpose, as discussed below. The following provides a summary of each element of compensation and what it is designed to reward and why it is included as an element of the Company’s executive compensation.

Base Salary

Base salaries are designed to be competitive, so that the Company is able to retain, motivate and attract new employees as needed. The Company uses market salaries for similar positions as well as the salaries of those specific individuals it is trying to recruit to assist it in determining the amount of base salary it needs to offer to be competitive. As indicated above, the Compensation Committee worked with Mercer to review base salaries in light of benchmarking data. Base salaries are reviewed annually by management, who makes a recommendation concerning any proposed base salary changes for executive officers, other than the Chief Executive Officer, to the Compensation Committee. Any changes based on these reviews generally are made early in each calendar year. The base salary of the Chief Executive Officer is established in accordance with the terms of the CEO Employment Agreement, which provides that Mr. Jasper’s base salary is $600,000 per year. See “Employment Agreement for Thomas W. Jasper” below.

For 2009, there were no increases in base salary for the Company’s executive officers. Effective January 1, 2010, Mr. Claiden’s base salary was increased by $50,000, to $400,000, to reflect his assumption of additional responsibilities and duties as the Company’s chief operating officer.

Performance Bonus

Performance bonuses are designed to reward executive officers for both Company and individual performance for the prior year as measured by the progress made in connection with the goals set earlier in the year. Performance bonuses allow individuals to obtain above-market compensation levels in the event of superior performance. An estimated amount, or target budget, for bonuses for a specific year is determined by reference to specific quantitative or qualitative factors. The Compensation Committee makes a recommendation to the Board as to the actual performance bonus pool following completion of that year, based upon the Company’s performance in that year, measured against the performance factors. Except with respect to the Chief Executive Officer, the Chief Financial and Operating Officer and certain other officers, the allocation of the performance bonus pool among eligible participants is determined by the Chief Executive Officer, with approval of the Compensation Committee.

The performance bonus for the Chief Executive Officer is set by the Board consistent with the terms of the CEO Employment Agreement. The CEO Employment Agreement provides that Mr. Jasper has the opportunity for a target annual bonus equal to 200% of his base salary (a target bonus of $1,200,000 annually), which is to be paid in a combination of cash and the Company’s Common Shares as determined by the Compensation Committee. Performance bonuses for executive officers other than the Chief Executive Officer are subject to a target award, based on a factor of such executive officer’s annual base salary, that is recommended by the Chief Executive Officer and approved by the Compensation Committee. The target bonus for the Chief Financial and Operating Officer for 2009 was $600,000.

Performance bonus awards are made annually as soon as practicable following determination of the bonuses, usually in February of each calendar year. Generally, recipients must be employed on the date of distribution of the performance bonus pool in order to be eligible to receive a performance bonus. Performance bonus awards can be paid in cash, restricted Common Shares which vest over three years, or a combination of the two.

In evaluating the performance of management with respect to the Company’s financial performance, the Compensation Committee believes it is appropriate to consider, among other things, the Company’s financial results, as determined by reference to United States generally accepted accounting principles (“GAAP”), after adjustment for the effect on those results of fair value accounting and the termination of credit swaps (the Company’s “Economic Results”). Economic Results adjust the Company’s GAAP results by excluding any unrealized gains and losses on the portfolio of credit swaps sold by Primus Financial and its subsidiaries and any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk), and including provisions for credit events caused by downgrades below CCC/Caa2 (Standard & Poor’s Ratings Services/Moody’s Investors Service, Inc.) on credit default swaps on asset-backed securities.

In assessing the Company’s performance for 2009, the Compensation Committee primarily considered three factors: (1) the performance of Primus Financial’s credit default swap portfolio and efforts to reduce the risk of potential catastrophic losses through one or more portfolio repositioning transactions (60 percent); (2) the performance and growth of the Company’s asset management business (25 percent); and (3) other strategic goals (15 percent), as described in more detail below. In addition, as a secondary step in its process, the Compensation Committee referred to Economic Results and historical bonus pool sizes in light of Economic Results and other factors for prior years. The Compensation Committee, using a largely qualitative balanced scorecard approach to assess performance in relation to the defined goals, determined that overall performance with respect to these factors was slightly below target levels, and accordingly decided to create a total performance bonus pool that was 92.5 percent of the target budget performance bonus pool amount. In particular, the Compensation Committee found that, amid a severe credit crisis with limited opportunities to purchase cost-effective protection, the performance of Primus Financial’s credit default swap portfolio and management’s ability to reduce the risk of potentially catastrophic losses to the Company through several portfolio repositioning transactions exceeded expectations for target level performance. While the Company’s asset management business grew through an acquisition in 2009, both efforts to grow this business and its performance were considerably below expectations. Performance in the other strategic goals category, which included capital management and repurchasing debt at targeted discounts to par value, was generally in line with targeted expectations.

The following table indicates, with respect to each corporate performance measure, the budget objectives, the achievement level, the weighting and the performance results. Mercer assisted the Compensation Committee in establishing the scorecard approach to evaluating the Company’s performance against the established goals.

				2009
	2009	2009		Performance
	Budget	Actual	Weighting	Factor
	(in 000s)

Primus Guaranty Financial Performance
Primus Guaranty Economic Results (disregarding repositioning transactions)	$(69,669)	$3,881	30%	30%
Primus Guaranty Economic Results (reflecting the costs of repositioning transactions netted against the savings from credit events avoided)	$(69,669)	$24,789	30%	33.5%

Potential payout percentage			60%	63.5%
Primus Asset Management Assessment
Primus Asset Management Net Economic Results	$(3,868)	$(12,543)	12.5%	5%
Development and execution of Primus Asset Management new business initiatives (including acquisition and organic growth in vehicles and assets under management and development of new products)	N.A.	N.A.	12.5%	9%

Potential payout percentage			25%	14%

				2009
	2009	2009		Performance
	Budget	Actual	Weighting	Factor
	(in 000s)

Other Performance Factors
Other Performance Factors (including structural changes following from the amortization of the Primus Financial credit default swap portfolio, capital management and investment, industry initiatives and financial control performance)	N.A.	N.A.	15%	15%

Potential payout percentage			15%	15%
Actual payout percentage (as approved by the Committee)				92.5%

The Compensation Committee reviewed the Company’s performance against the goals, the individual performance of the executive officers and the Chief Executive Officer’s recommended performance bonus amount for each executive officer and certain other officers, excluding himself, based on the above factors and each individual’s performance goals. The Compensation Committee determined that the Chief Executive Officer and the Chief Financial and Operating Officer met their individual goals for 2009 and have led the Company well through a turbulent time. Accordingly, the Compensation Committee determined that they would recommend a performance bonus for the Chief Executive Officer, in line with corporate performance, of $1,108,000, which is approximately 92.5% of the $1,200,000 target bonus. The Compensation Committee determined that 50 percent would be paid in cash and 50 percent would be paid in restricted Common Shares, which vest over three years. The Compensation Committee also determined that they would recommend a performance bonus for the Chief Financial and Operating Officer, in recognition of his efforts on the re-positioning of the credit default swap portfolio of Primus Financial, of $747,143, which is approximately 124.5% of the $600,000 target bonus, and that 70 percent would be paid in cash and 30 percent would be paid in restricted Common Shares, which vest over three years. In addition, both the Chief Executive Officer and the Chief Financial and Operating Officer were awarded a long-term incentive award, as described below.

Long-Term Incentive Awards

Long-term incentives are designed to provide performance incentives over a horizon longer than one year and to provide executive officers with an equity interest in the Company so as to encourage an appropriate alignment with shareholders. Also, through vesting and forfeiture provisions, long-term incentive awards create incentives for executive officers to remain with the Company and to seek to enhance shareholder value. Such awards can include grants of share options, which vest ratably over four years, performance shares, which vest at the end of a three-year performance period only if specified performance goals are met, and/or restricted shares or restricted share units, which vest ratably over three years. The allocation among these three alternatives is based on a determination of which package most closely aligns the interests of the executive officers with the long-term interests of the Company. These awards have been made, and are expected to continue to be made, annually in February of each calendar year to coincide with the Company’s payment of annual performance bonuses.

In January 2010, the Compensation Committee decided to award a combination of restricted share units that will vest over three years based on continued service, and performance shares that will vest based on increases in share price, to the Chief Executive Officer and the Chief Financial and Operating Officer. The Compensation Committee believed that this combination of service-based and performance-based equity will give the executive officers an incentive to remain with the Company and work to increase shareholder value. The Compensation Committee awarded long-term incentive awards, in respect of 2009 performance, to the Chief Executive Officer, consistent with the CEO Employment Agreement, in the form of 241,691 restricted share units (having a grant date fair value of $799,997) and 241,691 performance shares (having a grant date fair value of $666,739), and, based on management’s recommendation, to the Chief Financial and Operating Officer of 51,791 restricted share units (having a grant date fair value of $171,428) and 51,791 performance shares (having a grant date fair value of $142,873). The restricted share units will vest ratably over three years. The performance share award will vest in three ratable tranches if the closing price of the Company’s Common Shares at the close of trading on the NYSE (or other public exchange on which the Common Shares are traded) equals or exceeds specified prices ($4.50/$5.50/$6.50) for each of 20 trading days during any 30 consecutive trading day period. The closing price on the NYSE on January 28, 2010, the date the performance shares were awarded, was $3.31. The price thresholds established for the performance shares were set to incentivize management to increase the Company’s value through, among other things, the amortization of Primus Financial’s credit default swap portfolio. The number of performance shares that vest is cumulative. The share-price based performance goals align the executive officers’ interests with those of the shareholders.

Severance Benefits

The Compensation Committee believes that severance benefits help attract and retain qualified executives and are an important component of a competitive compensation program. The Company maintains a severance benefit plan for key employees, including senior executives, that provides benefits to participants whose employment is involuntarily terminated or terminated for “good reason.” The terms of the severance plan are described below under “Equity Compensation and Other Benefit Plans — Senior Management Severance Pay Plan.” The Chief Executive Officer is not eligible to participate in the severance plan, because his severance benefits are provided under the CEO Employment Agreement.

Tax Matters

Section 162(m) of the U.S. Internal Revenue Code, as amended (the “Code”), imposes limitations on the deductibility of compensation paid to certain executive officers named in the Summary Compensation Table. Performance-based compensation that meets specified requirements is exempt from this deduction limit. To the extent consistent with corporate performance objectives, the Compensation Committee has structured, and intends to continue to structure, performance-based compensation to executive officers who may be subject to these limitations in a manner that maximizes the available deduction. However, the Compensation Committee has awarded non-deductible compensation in the past, and it expects to do so in the future when it deems it appropriate to further the objectives of executive compensation. The principal components of non-deductible compensation include base salary, annual bonuses and service-based restricted share unit awards. The Compensation Committee believes that retaining the discretion to award compensation based on subjective goals and continued service furthers the interests of the Company notwithstanding the increased costs of awarding non-deductible compensation.

Share Ownership Guidelines

In January 2010, the Board implemented share ownership guidelines for the Company’s executive officers and directors. The executive officer share ownership guidelines are designed to further align the interests of executive officers with the interests of the Company’s shareholders and require long-term holding of the Company’s Common Shares by the executive officers. The guidelines specify a dollar value of Common Shares that the executive officers are required to accumulate within three years and maintain thereafter. The current guidelines call for the Chief Executive Officer to hold at least $250,000 worth of Common Shares and the Chief Financial and Operating Officer to hold at least $100,000, in each case within three years of being appointed to such position. Both Mr. Jasper and Mr. Claiden exceed these guidelines.

Summary Compensation Table

The Summary Compensation Table below presents the annual compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s Chief Executive Officer and the Chief Financial and Operating Officer. Mr. McLendon, the former President of Primus Asset Management, was the most highly compensated executive officer other than the Chief Executive Officer and the Chief Financial and Operating Officer during 2009; his employment terminated on February 23, 2009. These officers are referred to as the “named executive officers.” The “Share Awards” information in the Summary Compensation Table is based on the Common Share awards granted in January 2009 as long-term incentive awards for 2008 performance. The Compensation Committee makes long-term incentive awards annually based on performance for the prior year. In February 2009, the Compensation Committee reviewed individual and Company performance for 2008 and, based on 2008 performance, made long-term incentive awards in the form of restricted share units, which vest ratably over three years, with the goal of further aligning the interests of the executive officers with the interests of the shareholders. All dollar amounts are in United States dollars.

Summary Compensation Table

				Share		All Other
		Salary	Bonus	Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

Thomas W. Jasper	2009	600,000	554,000	1,498,226	—	3,000	2,655,226
Chief Executive Officer	2008	600,000	—	1,203,500	—	3,000	1,806,500
	2007	500,000	—	514,286	751,060	3,000	1,768,346
Richard Claiden	2009	350,000	523,000	397,500	—	3,000	1,273,500
Chief Financial and	2008	350,000	100,000	749,714	—	3,000	1,202,714
Operating Officer	2007	350,000	200,000	214,286	375,530	3,000	1,142,816
Charles McLendon(3)	2009	55,528	—	—	—	1,125,000	1,180,528
Former President-Primus	2008	375,000	—	830,000	—	—	1,205,000
Asset Management	2007	375,000	—	214,286	751,060	—	1,340,346

(1)	Based upon the aggregate grant date fair value of equity awards granted during the relevant fiscal year. The Share Awards for 2009 were granted on January 29, 2009 as long-term incentive awards for performance during the 2008 fiscal year.

(2)	For Mr. Jasper and Mr. Claiden, this column reports Company matching contributions to the named executives’ 401(k) savings accounts.

(3)	Mr. McLendon’s employment with Primus Asset Management terminated on February 23, 2009. He received payments pursuant to his then-existing employment agreement and grant agreements, including a severance payment of $1,125,000 and the accelerated vesting of 162,746 restricted share units, with an accelerated vesting date fair value of $219,707, and 295,000 share options, with an accelerated vesting date fair value of $2,697. Mr. McLendon did not receive any payments under the Company’s Senior Management Severance Pay Plan described below.

Grants of Plan-Based Awards with respect to Last Fiscal Year

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 31, 2009:

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2009

			Performance		Option Awards:		Grant Date
		Threshold	Share Awards:	Share Awards:	Number of		Fair Value
		Price of	Number of	Number of	Securities	Base	of Shares
		Performance	Shares of	Shares of	Underlying	Price of	and Option
	Grant	Share Awards:	Stock or Units	Stock or Units	Options	Awards	Awards
Name	Date	($/Sh)(1)	(#)	(#)	(#)	($/Sh)	($)

Thomas W. Jasper	1/29/2009	n/a	—	475,000	n/a	1.59(2)	755,250
Thomas W. Jasper	1/29/2009	3.00	125,000	n/a	n/a	1.57(3)	195,691
Thomas W. Jasper	1/29/2009	3.50	125,000	n/a	n/a	1.57(3)	195,829
Thomas W. Jasper	1/29/2009	4.00	225,000	n/a	n/a	1.56(3)	351,457
Richard Claiden	1/29/2009	n/a	—	250,000	n/a	1.59(2)	397,500

(1)	Represents the closing price of the Company’s Common Shares that must be reached and maintained for 20 trading days within a trailing 30 trading day period in order for vesting to occur.

(2)	Represents the closing price of the Company’s Common Shares on the date the Board approved the awards, January 29, 2009.

(3)	Represents the fair value of the performance share award as measured on the date the Board approved the awards, January 29, 2009. The base price has been rounded to the nearest penny for presentation purposes.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised option and share awards that have not vested for each of the named executive officers as of December 31, 2009:

Outstanding Equity Awards at December 31, 2009

	Option Awards				Share Awards
								Performance	Performance
								Share	Share Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)	Vested ($)(1)

Thomas W. Jasper	50,000	—	6.93	2/15/2013	14,589	(2)	44,496	225,000 (3)	686,250
	61,250	—	9.76	2/15/2014	193,333	(4)	589,666	—	—
	78,750	—	13.50	10/5/2011	475,000	(5)	1,448,750	—	—
	48,750	16,250	12.74	2/2/2013	—		—	—	—
	100,000	100,000	11.75	2/1/2014	—		—	—	—
Richard Claiden	18,750	—	9.76	2/15/2014	6,079	(2)	18,541	—	—
	18,750	—	13.50	10/5/2011	120,436	(4)	367,330	—	—
	11,775	3,925	12.74	2/2/2013	250,000	(5)	762,500	—	—
	50,000	50,000	11.75	2/1/2014	—		—	—	—

(1)	The closing price of the Company’s Common Shares on December 31, 2009 was $3.05 per share.

(2)	These restricted share units were granted on February 1, 2007 with a grant date fair value price of $11.75 per share.

(3)	These performance shares were granted on January 29, 2009 with a grant date fair value price of $1.56 per share.

(4)	These restricted share units were granted on February 7, 2008 with a grant date fair value price of $4.15 per share.

(5)	These restricted share units were granted on January 29, 2009 with a grant date fair value price of $1.59 per share.

Option Exercises and Vesting of Restricted Share Units with respect to Last Fiscal Year

Shown below is information with respect to option exercises and vesting of restricted share units and performance shares for each of the named executive officers with respect to the fiscal year ended December 31, 2009:

Option Exercises and Shares Vested in the Fiscal Year Ended December 31, 2009

	Option Awards		Share Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(5)

Thomas W. Jasper	—	—	371,068 (2)	1,172,297
Richard Claiden	—	—	70,137 (3)	127,018
Charles McLendon(6)	—	—	235,492 (4)	720,087

(1)	Includes deferred Common Shares deliverable six months after the respective executive’s departure date from the Company.

(2)	Acquired restricted Common Shares include 9,811 shares granted on February 1, 2006 with a grant date fair value of $12.74 per share, 14,590 shares granted on February 1, 2007 with a grant date fair value of $11.75 per share, 96,667 shares granted on February 7, 2008 with a grant date fair value of $4.15 per share and 250,000 performance shares granted on January 29, 2009 with a grant date fair value of $1.57 per share.

(3)	Acquired restricted Common Shares include 3,840 shares granted on February 1, 2006 with a grant date fair value of $12.74 per share, 6,079 shares granted on February 1, 2007 with a grant date fair value of $11.75 per share and 60,218 shares granted on February 7, 2008 with a grant date fair value of $4.15 per share.

(4)	Acquired restricted Common Shares include 23,334 shares granted on March 7, 2006 with a grant date fair value of $12.45 per share, 12,158 shares granted on February 1, 2007 with a grant date fair value of $11.75 per share and 200,000 shares granted on February 7, 2008 with a grant date fair value of $4.15 per share.

(5)	Value realized is not incorporated in the “Summary Compensation Table” above.

(6)	Mr. McLendon’s employment with Primus Asset Management terminated on February 23, 2009.

Equity Compensation and Other Benefit Plans

Incentive Compensation Plan

In 2008, the Company adopted the Primus Guaranty, Ltd. Incentive Compensation Plan (the “2008 Incentive Plan”) to amend and restate the Company’s 2004 Share Incentive Plan (the “2004 Incentive Plan”) and to supersede the Company’s Annual Performance Bonus Plan. The Board has adopted the amended and restated Primus Guaranty, Ltd. Incentive Compensation Plan, subject to shareholder approval at the Annual General Meeting, the terms of which are described in Proposal 2.

Restricted Stock Unit Deferral Plan

The Company established the Primus Guaranty, Ltd. Restricted Stock Unit Deferral Plan (the “RSU Plan”), effective December 31, 2007, which permits certain officers to defer distributions of vested restricted share units granted under the 2004 Incentive Plan until six months following their separation from service with the Company and its affiliates. All deferral elections under the RSU Plan are required to be made in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. In December 2008, the Compensation Committee approved minor amendments to the RSU Plan.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended
December 31, 2009

		Aggregate Earnings	Aggregate Balance
	Aggregate Balance	(Losses) in Last	at December 31,
	at Vesting Date ($)	Fiscal Year ($)	2009($)(5)

Thomas W. Jasper(1)(4)	217,297	151,960	369,257
Richard Claiden(2)(4)	127,018	86,900	213,918
Charles McLendon(3)(6)	132,574	130,039	0

(1)	Mr. Jasper’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 14,590 Common Shares vested on February 1, 2009 at a price of $1.52 per share, 96,667 Common Shares vested on February 7, 2009 at a price of $1.85 per share and 9,811 Common Shares vested on February 15, 2009 at a price of $1.66 per share.

(2)	Mr. Claiden’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 6,079 Common Shares vested on February 1, 2009 at a price of $1.52 per share, 60,218 Common Shares vested on February 7, 2009 at a price of $1.85 per share and 3,840 Common Shares vested on February 15, 2009 at a price of $1.66 per share.

(3)	Mr. McLendon’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 6,079 Common Shares vested on February 1, 2009 at a price of $1.52 per share and 66,667 Common Shares vested on February 7, 2009 at a price of $1.85 per share.

(4)	Aggregate Earnings (Losses) in Last Fiscal Year is not incorporated in the “Summary Compensation Table” above and is based upon the Aggregate Balance at December 31, 2009 less the Aggregate Balance at Vesting Date.

(5)	Based on the number of deferred Common Shares acquired in 2009 valued at the December 31, 2009 NYSE closing price of $3.05 per share.

(6)	Mr. McLendon’s employment with Primus Asset Management terminated on February 23, 2009. Mr. McLendon’s deferred Common Shares were delivered on August 21, 2009, six months from the date of his termination, having a fair value on such date of $3.61 per share. Aggregate Earnings (Losses) in Last Fiscal Year is based on the difference between the fair value of Common Shares at the delivery date and the Aggregate Balance at Vesting Date. As a result of the delivery of the Common Shares on August 21, 2009, his Aggregate Balance at December 31, 2009 was zero.

Senior Management Severance Pay Plan

The Company has adopted a Senior Management Severance Pay Plan (the “Severance Plan”) for designated key employees, including all of the Company’s senior executives other than the Chief Executive Officer. Employees are required to sign a non-competition agreement and a release of claims against the Company as a condition to receiving any payment under the Severance Plan. The Board may amend or terminate the Severance Plan, and the Board or the Compensation Committee may remove or add designated participants. However, if any such amendment, termination, or removal adversely affects any participant under the Severance Plan and the participant does not consent to such action, 12 months’ notice must be provided to the affected participant, and no such action adversely affecting participants may become effective during the 24 month period following a change in control.

If a participant’s employment is terminated by the Company without cause, and such termination is not within the three month period preceding or the 24 month period following a change in control, the participant will receive for each full year of completed service: (i) severance pay equal to the sum of one month of base salary and one-twelfth of the annual performance bonus (calculated based on the average amount of cash and equity (valued as of the grant date) paid as annual performance bonus in each of the previous three years, pro-rated as necessary) (such bonus amount, the “Severance Bonus”), and (ii) reimbursement of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums (less any premium amounts paid by active employees), provided that the participant will receive payments for a minimum of two months and a maximum of 12 months. The participant will also receive a pro-rata annual cash performance bonus for the year of termination, calculated based on actual performance, and the unpaid portion of the annual cash bonus for the year preceding termination. Additionally, (1) all time-vested equity awards will vest automatically in the event of death, disability or retirement, (2) all make-whole signing bonuses will vest automatically as of the date of termination in the event of a termination without cause, and (3) all unvested equity awards will vest automatically as of the date of termination in the event of a termination without cause by reason of the participant’s position having been eliminated.

If a participant’s employment is terminated by the Company without cause (other than on account of disability) or by the participant for good reason, in either case during the three month period preceding or the 24 month period following a change in control, the participant will receive for a period of 18 months: (i) severance pay equal to the sum of (x) one month of base salary and (y) the greater of the Severance Bonus or the product of the participant’s monthly rate of base salary multiplied by a specified factor, and (ii) reimbursement of COBRA premiums (less any premium amounts paid by active employees). The participant will also receive a payment equal to 12 times the greater of (i) the Severance Bonus or (ii) the product of the participant’s monthly rate of base salary multiplied by a specified factor, in either case pro-rated for the period of employment, and if the participant’s employment terminates prior to the date on which annual bonuses, if any, for the year preceding termination are paid, the participant will receive an amount equal to 12 times the greater of the Severance Bonus or the product of the participant’s monthly rate of base salary multiplied by a specified factor. In addition, upon such termination, all of the participant’s time-vested equity awards will vest, and all performance-vested equity awards will vest based on the greater of (i) target performance or (ii) expected performance, and in either case will be pro-rated for the portion of the performance period during which the participant was employed.

If any payments under the Severance Plan or otherwise are subject to the “golden parachute” excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10 percent or less reduction of the amounts payable. Any severance payable pursuant to the Severance Plan will be offset by severance payable under any applicable employment agreement.

For purposes of the Severance Plan:

“change in control” is defined as (1) an acquisition during any 12 month period by any person or group of a beneficial interest of at least 30 percent of the voting power with respect to the election of directors, (2) a change in the composition of a majority of the Board not approved by incumbents, or (3) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own more than 50 percent of voting power with respect to the election of directors of the resulting corporation;

“good reason” is defined generally as the reduction of a participant’s rate of pay, a relocation of more than 50 miles, a material and adverse change in the participant’s responsibilities after the participant has provided the Company with written notice and the opportunity to cure, or a failure by the Company to obtain the assumption of the Severance Plan by any successor; and

“cause” is defined generally as a participant’s having been charged with a felony or crime involving moral turpitude, materially failed, refused or neglected to substantially perform the participant’s duties or the directives of the Company, or willfully engaging in conduct materially injurious to the Company or its subsidiaries.

If a termination resulting from the disability or death of the following named executive officer were to have occurred as December 31, 2009, he or his estate (as the case may be) would have been entitled to the following payment under the Severance Plan:

	Value of Accelerated
Name	Vesting of Equity	Total

Richard Claiden	$1,148,371	$1,148,371

If a termination without cause or for good reason and unrelated to a change in control were to have occurred as of December 31, 2009, the following named executive officer would have been entitled to the following payments under the Severance Plan:

	Cash	COBRA
Name	Payment	Reimbursement	Total

Richard Claiden	$886,785	$10,915	$897,700

If a termination following a change in control were to have occurred as December 31, 2009, the following named executive officer would have been entitled to the following payments under the Severance Plan:

	Cash	Value of Accelerated	COBRA
Name	Payment	Vesting of Equity	Reimbursement	Total

Richard Claiden	$1,715,000	$1,148,371	$32,743	$2,896,114

Because Mr. Jasper is not eligible to receive severance under the Severance Plan, the amounts that would be payable upon his termination are discussed below.

Employment Agreement for Thomas W. Jasper

The CEO Employment Agreement, Mr. Jasper’s current employment agreement, is a three-year agreement covering the period from May 1, 2008 through May 1, 2011, with automatic one-year renewals thereafter unless a notice of termination is provided as discussed below. The CEO Employment Agreement provides for (1) an annual base salary of $600,000, (2) an opportunity to earn an annual bonus equal to 200% of base salary (to be paid in a combination of cash and the Company’s Common Shares as determined by the Compensation Committee) based on achievement of targeted performance objectives established by the Compensation Committee, and (3) a long-term incentive award with a value of $1.6 million per year for each year of the initial term, for a total long-term incentive award value of $4.8 million during the initial term, with 50 percent payable in performance shares that vest based on the achievement of performance goals or options, and 50 percent payable in the form of restricted share units or options. Any portion of the long-term incentive award granted in the form of restricted share units or options vest at a rate of one-third per year on each of the first three anniversaries of the date of grant, provided that Mr. Jasper is employed on the applicable vesting date. The CEO Employment Agreement also provides Mr. Jasper with customary employment benefits.

In the event that Mr. Jasper’s employment is terminated by Primus Asset Management for any other reason than cause or disability, or by Mr. Jasper for good reason, prior to the expiration of the initial three-year term, or if Primus Asset Management fails to renew the term of the CEO Employment Agreement within 24 months following a change in control pursuant to notice provided following a change in control, then, Mr. Jasper will be entitled to receive (i) a cash payment equal to two times the sum of his base salary and target annual bonus, (ii) a prorated cash bonus based on target levels of performance for the portion of the year worked, (iii) a cash payment equal to the annual bonus that would have been payable for the prior fiscal year to the extent not already paid, (iv) continued health benefits for a period of two years (or, if earlier, until the date on which Mr. Jasper becomes eligible for comparable coverage under another group health plan, and (v) on the first anniversary of such termination (x) vesting of all time-vested equity awards that are unvested and outstanding at the time of termination, on the first anniversary of such termination and (y) if such termination occurs within 24 months of a change in control, pro rata vesting of all performance-vested equity awards calculated as though applicable performance targets were satisfied, and pro-rated for the portion of the performance period during which Mr. Jasper was employed. The CEO Employment Agreement also provides for a payment sufficient to negate the impact of any “golden parachute” excise tax, unless that tax can be eliminated by a 10 percent or less reduction of the payments to which Mr. Jasper is otherwise entitled.

If a termination resulting from the disability or death of Mr. Jasper were to have occurred as of December 31, 2009, Mr. Jasper or his estate (as the case may be) would have been entitled to the following payments under the CEO Employment Agreement:

Prorated	Value of Accelerated
2009 Cash Bonus	Vesting of Equity	Total

$1,200,000	$2,769,162	$3,969,162

If a termination without cause or for good reason and unrelated to a change in control were to have occurred as of December 31, 2009, Mr. Jasper would have been entitled to the following payments under the CEO Employment Agreement:

24 Months Pay	Prorated	Value of Accelerated	COBRA
(with bonus)	2009 Cash Bonus	Vesting of Equity	Reimbursement	Total

$3,600,000	$1,200,000	$2,082,912	$33,847	$6,916,759

If a termination following a change in control were to have occurred as of December 31, 2009, Mr. Jasper would have been entitled to the following payments under the CEO Employment Agreement:

24 Months Pay	Prorated	Value of Accelerated	COBRA
(with bonus)	2009 Cash Bonus	Vesting of Equity	Reimbursement	Total

$3,600,000	$1,200,000	$2,769,162	$33,847	$7,603,009

Primus Asset Management or Mr. Jasper can terminate Mr. Jasper’s employment on any anniversary of the expiration of the initial three-year agreement term, by providing the other party with at least six months’ notice. Except as noted above regarding Primus Asset Management’s failure to renew the CEO Employment Agreement within 24 months after a change in control, in the event that either party provides notice of non-renewal of the CEO Employment Agreement, Mr. Jasper will be entitled to (i) immediate vesting of all time-vested equity awards that are unvested and outstanding at the time of termination, (ii) provided that Mr. Jasper does not engage in certain competitive activities, continued vesting of performance-vested equity awards based on actual performance, and (iii) the annual bonus that would have been payable for the prior fiscal year to the extent not already paid.

In order to receive termination payments and benefits upon termination of Mr. Jasper’s employment without cause, for good reason, or upon expiration of the term of the CEO Employment Agreement (in each case, as described above), Mr. Jasper must execute a release of claims in favor of Primus Asset Management and its subsidiaries and affiliates and otherwise comply with certain restrictive covenants contained in the CEO Employment Agreement, including a non-competition restriction for the one-year period following termination of Mr. Jasper’s employment without cause or for good reason (or upon Primus Asset Management’s failure to renew the term of the CEO Employment Agreement within 24 months following a change in control). If Mr. Jasper’s employment terminates under other circumstances, Primus Asset Management may elect to pay him an amount equal to 2.5 times his annual base salary in exchange for a covenant not to compete for the one-year period following his termination of employment.

In the event that Mr. Jasper’s employment terminates on account of his death or disability, Mr. Jasper (or his beneficiaries, as applicable) will receive the unpaid annual bonus, if any, for the year preceding termination, and the annual bonus that would have been paid to Mr. Jasper for the year in which termination occurs, calculated as though applicable performance targets were satisfied and pro-rated for the portion of the year during which Mr. Jasper was employed. Any outstanding time-vested equity awards become fully vested, and any outstanding performance-vested equity awards will become vested, calculated as though applicable performance targets were satisfied and pro-rated for the portion of the performance period during which Mr. Jasper was employed.

In the event that a change in control occurs during the term of the CEO Employment Agreement, each equity award then outstanding becomes vested.

For purposes of the CEO Employment Agreement:

“change in control” has the meaning set forth in the Severance Plan (as described above);

“disability” is defined generally as Mr. Jasper’s continuous inability by reason of a physical or mental illness, injury or impairment to perform his employment duties for a period of six months; and

“good reason” is defined generally as any material breach by Primus Asset Management of its obligations under the CEO Employment Agreement after receipt of notice and an opportunity to cure, material and adverse diminution of duties or responsibilities after the receipt of notice and an opportunity to cure, or relocation by more than 50 miles; and

“cause” is defined generally as a finding by a majority of the Board of Directors of Primus Asset Management that Mr. Jasper has materially failed, refused or neglected to perform job functions following receipt of notice; failed to comply with any material term of the CEO Employment Agreement or any material policy following receipt of notice; committed an act of fraud or embezzlement against Primus Asset Management or its subsidiaries or affiliates, or been convicted of, or entered a plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude.

PROPOSAL TWO — APPROVAL OF THE PRIMUS GUARANTY, LTD. INCENTIVE
COMPENSATION PLAN, AS AMENDED AND RESTATED

In March 2010, the Board adopted the amended and restated Primus Guaranty, Ltd. Incentive Compensation Plan (the “Incentive Plan”), subject to shareholder approval at the Annual General Meeting. The Incentive Plan was originally approved by the Company’s shareholders on April 30, 2008.

The amended and restated Incentive Plan therefore reduces the number of, and simplifies the calculation of, the authorized Common Shares eligible for issuance. The amended and restated Incentive Plan fixes the total number of Common Shares authorized for issuance under the Incentive Plan at 8,000,000 Common Shares, subject to adjustment for changes in capitalization as described below. As of March 8, 2010, the share authorization under the amended and restated Incentive Plan includes Common Shares which are subject to (i) 3,678,615 outstanding grants under the current Incentive Plan and the Company’s pre-2004 share incentive plan (the “Prior Plan”), (ii) 408,000 outstanding restricted share units that were granted in 2009 outside of the Incentive Plan in connection with the Company’s acquisition of CypressTree Investment Management, LLP (the “CypressTree Awards”) and in certain other instances (“Plan Covered Awards”), none of which were granted to executive officers of the Company, and (iii) 3,913,385 Common Shares that are reserved for future grants. Prior to the amendment and restatement, the Incentive Plan authorized for issuance Common Shares equal to the sum of 11,149,213 shares and the number of Common Shares subject to share awards and share units that were granted outside of the Incentive Plan, up to a maximum of 4,700,000, that are forfeited or reacquired by the Company at a price of less than fair market value upon the grantee’s termination of employment.

The amended and restated Incentive Plan (i) authorizes the grant of options to purchase Common Shares (“Options”), Common Share units, Common Share awards, performance shares, share appreciation rights (“SARs”), other share-based awards and cash incentive awards, (ii) extends the term of the Incentive Plan to April 28, 2020 (the 10-year anniversary of the Annual General Meeting), (iii) updates the performance criteria to be used in connection with performance-based grants under Section 162(m) of the Code, and (iv) includes clarifying and other changes to conform to current administrative practices.

In addition, shareholder approval of the amended and restated Incentive Plan is being sought (i) to enable the compensation attributable to grants under the Incentive Plan to qualify for an exemption from the $1,000,000 deduction limitation under Section 162(m) of the Code (see discussion of “Section 162(m)” under “U.S. Federal Income Tax Consequences” below), and (ii) in order to meet NYSE listing requirements. If approved by shareholders, the amended and restated Incentive Plan will become effective on April 29, 2010. If the shareholders do not approve the amended and restated Incentive Plan, the Incentive Plan in its current form will continue to be in effect.

The Board believes that the Company’s interests and those of its shareholders will be advanced if the Company can continue to offer employees, non-employee directors and independent contractors the opportunity to acquire or increase their proprietary interests in the Company.

Primus Asset Management, CypressTree Investment Management, LLC and Primus Guaranty (UK), Ltd. are each sponsors of the Incentive Plan for their respective employees and provide all benefits and payments under the Incentive Plan to their respective employees.

The material terms of the amended and restated Incentive Plan are summarized below. This summary of the Incentive Plan is not intended to be a complete description of the Incentive Plan and is qualified in its entirety by the actual text of the Incentive Plan, which is attached as Exhibit A to this Proxy Statement.

Material Features of the Incentive Plan

General. The Incentive Plan provides that grants may be in any of the following forms: (i) nonqualified Options, (ii) share units, (iii) Common Share awards, (iv) performance shares, (v) SARs, (vi) other share-based awards, and (vii) cash incentive awards. Rights to dividend equivalents may be granted with respect to share units, performance shares, and other share-based awards. Prior to the amendment and restatement, the Incentive Plan gave the Committee discretion to make grants payable in Common Shares or cash, including but not limited to options, share awards and share units.

Prior to the amendment and restatement, the Incentive Plan authorized for issuance Common Shares equal to the sum of 11,149,213 shares plus the number of Common Shares subject to share awards and share units that were granted outside of the Incentive Plan, up to a maximum of 4,700,000, that are forfeited or reacquired by the Company and its subsidiaries at a price of less than fair market value upon the grantee’s termination of employment.

The amended and restated Incentive Plan will include authorization of Common Shares for outstanding grants under the Incentive Plan and the Prior Plan, the CypressTree Awards, the Plan Covered Awards, and future grants. Common Shares issued under the Incentive Plan may be authorized but unissued Common Shares or reacquired Common Shares, including Common Shares purchased by the Company on the open market for purposes of the Incentive Plan, and any shares held in treasury (to the extent otherwise permitted by the Bye-laws of the Company).

If and to the extent Options and SARs granted under the Incentive Plan or the Prior Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised, and if and to the extent that any share awards, share units or other share-based awards granted under the Incentive Plan or the Prior Plan, or any CypressTree Awards or Plan Covered Awards, are forfeited or terminated, or otherwise not paid in full, the Common Shares subject to such awards will again become available for purposes of the Incentive Plan. If any Common Shares are surrendered to pay the exercise price of an Option or withheld or surrendered for payment of taxes, such Common Shares will not again become available for grant under the Incentive Plan. If any SARs are granted, the full number of Common Shares subject to the SAR will be considered issued under the Incentive Plan, without regard to the number of Common Shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that any grant is designated to be paid in cash, and not in Common Shares, such grant will not count against the share limits under the Incentive Plan. Cash incentive awards do not count against the share limits under the Incentive Plan.

The Incentive Plan provides that, for grants other than cash incentive awards, the maximum aggregate number of Common Shares that may be subject to grants to any individual during any calendar year is 3,000,000 Common Shares, subject to adjustment as described below. All cash payments (other than with respect to cash incentive awards and dividend equivalents) will equal the fair market value of the Common Shares to which the cash payments relate. The amount payable to any individual during any calendar year pursuant to cash incentive awards may not exceed $10,000,000. Grantees may not accrue dividend equivalents during any calendar year under the Incentive Plan in excess of $1,000,000.

Administration. With respect to grants to employees and independent contractors, the Incentive Plan is administered by the Compensation Committee of the Board, and with respect to grants to non-employee directors, the Incentive Plan is administered by the Board. References in this summary to the “Committee” mean the Compensation Committee or the Board, as applicable.

The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the Incentive Plan, (ii) determine the type, size and terms and conditions of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, (v) prescribe the form of each grant agreement, (vi) correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan or any grant agreement, and (vii) deal with any other matters arising under the Incentive Plan. The Committee may delegate to one or more officers, other than the Secretary of the Company, the authority to make grants to employees or independent contractors or perform other tasks, as determined by the Committee and to the extent consistent with applicable law. The determinations of the Committee are conclusive and binding.

Eligibility for Participation. All employees (including officers) and independent contractors of the Company and its subsidiaries are eligible for grants under the Incentive Plan. The Company’s non-employee directors are also eligible to receive grants under the Incentive Plan. As of March 8, 2010, 48 employees and eight non-employee directors were eligible to receive grants under the Incentive Plan; no independent contractors were eligible to receive such grants.

Types of Grants.

Options

The Committee may grant Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Anyone eligible to participate in the Incentive Plan may receive a grant of Options.

The Committee fixes the exercise price per Common Share for Options on the date of grant. The exercise price of any Option granted under the Incentive Plan will be equal to, or greater than, the fair market value of the underlying Common Shares on the date of grant. The current measure of fair market value on a particular date is the last reported sale price of a Common Share on the NYSE on the relevant date or, if there were no trades on such date, the latest preceding date upon which a sale was reported.

The Committee determines the term of each Option, which may not exceed ten years from the date of grant. The Committee also determines the vesting period for Options and may accelerate vesting of share options. Unless otherwise specified in the grant agreement, an Option vests with respect to 25 percent of the Common Shares subject to the Option on each of the first four anniversaries of the date of grant. Options may be exercised while the grantee is employed by or providing service to the Company or a subsidiary or within a specified period of time after termination of such employment or service. A grantee will pay the exercise price for an Option in cash or in such other form of payment as the Committee determines, which may include (i) tendering Common Shares subject to the Option and having a fair market value on the date of exercise equal to the exercise price, (ii) delivering Common Shares owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such Common Shares,

(iii) payment through a broker in accordance with procedures permitted by Regulation T of the U.S. Board of Governors of the Federal Reserve System, or (iv) payment through notes or other contractual obligations to make payment on a deferred basis.

SARs

The Committee may grant SARs to anyone eligible to participate in the Incentive Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the base amount set forth in the grant agreement. The base amount of an SAR granted under the Incentive Plan will be equal to, or greater than, the fair market value of a Common Share on the date of grant. Before the amendment and restatement, the Incentive Plan did not include a minimum base amount for SARs. Payment to the grantee will be in cash, in Common Shares, or in a combination of cash and Common Shares, as determined by the Committee. The Committee will determine the period when SARs vest, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any share options. SARs may be exercised while the grantee is employed by or providing service to the Company or any subsidiary or within a specified period of time after termination of such employment or service. The Committee will determine the term of an SAR, which will not exceed ten years from the date of grant of the SAR.

Share Units and Performance Shares

The Committee may grant share units and performance shares to anyone eligible to participate in the Incentive Plan. Each share unit and performance share provides the grantee with the right to receive a Common Share or an amount based on the value of a Common Share at a future date. The Committee determines the number of share units and performance shares that will be granted and the other terms and conditions applicable to the share units and performance shares. Performance shares generally vest based upon the attainment of performance goals and such other conditions as the Committee determines. The Committee determines in the grant agreement any circumstances under which share units or performance shares vest upon or after termination of the grantee’s employment or service, and the circumstances under which share units and performance shares may be forfeited. Share units and performance shares may be paid at the end of a specified period or upon attainment of performance goals, as applicable, or deferred to a date authorized by the Committee. Share units and performance shares will be paid to the grantee in Common Shares, in cash or in a combination of cash and Common Shares, as determined by the Committee.

The Committee may grant dividend equivalents in connection with share units and performance shares, under such terms and conditions as the Committee deems appropriate. Dividend equivalents may be paid currently or deferred and may be paid in cash or Common Shares or in a combination of the two. The terms and conditions of dividend equivalents are determined by the Committee.

Common Share Awards

The Committee may grant Common Share awards to anyone eligible to participate in the Incentive Plan. The Committee may require that grantees pay consideration for the Common Share awards and may impose restrictions on the Common Share awards. If restrictions are imposed on Common Share awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines appropriate. The Committee will determine the number of Common Shares subject to the grant of Common Share awards and the other terms and conditions of the grant. The Committee will determine in the grant agreement any circumstances under which restrictions on a Common Share award may lapse upon or after termination of the grantee’s employment or service, and the circumstances under which Common Share awards may be forfeited. Except as the Committee otherwise determines upon termination of employment or service during the restriction period, unvested Common Shares that are at that time subject to forfeiture will be reacquired by the Company for such consideration as is set forth in the grant agreement.

Common Shares distributed in connection with a share split or share dividend and other property, including cash, distributed as a dividend will be subject to restrictions and risk of forfeiture to the same extent as the unvested Common Shares with respect to which the dividend or other property is distributed, unless otherwise determined by the Committee. Dividends that are not paid currently will be paid to the grantee upon vesting of the Common Share award, unless otherwise determined by the Committee. The Committee may determine that such accumulated dividends will accrue interest. Unless otherwise determined by the Committee, a grantee will have the right to vote Common Shares subject to Common Share awards.

Other Share-Based Awards

The Committee may grant other types of share-based awards (which are awards other than Options, SARs, share units, performance shares, and Common Share awards) to anyone eligible to participate in the Incentive Plan. These grants may be subject to achievement of performance goals or other conditions and may be payable in Common Shares or cash, or a combination of the two, as determined by the Committee.

Cash Incentive Awards

The Committee may grant cash incentive awards that are measured by and payable in cash. Cash incentive awards may be granted to anyone eligible to participate in the Incentive Plan. Cash incentive awards are based on achievement of performance goals or other conditions determined by the Committee.

Qualified-Performance Compensation. The Incentive Plan permits the Committee to determine that grants of share units, Common Share awards, performance shares, other share-based awards, and cash incentive awards to employees will be considered “qualified performance-based compensation” under Section 162(m) of the Code and therefore not subject to the $1,000,000 deduction limit (see discussion of “Section 162(m)” under “U.S. Federal Income Tax Consequences” below). In that event, in order to meet the requirements of Section 162(m) of the Code, the Committee will specify objective performance goals that must be met with respect to such grants and the applicable performance period. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Committee. At the beginning of the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company: earnings per Common Share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on invested capital, or return on equity; profitability; Economic Value Added; operating margins or profit margins; income or earnings before or after taxes, pretax earnings, or pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total share return or share price; book value per share; expense management, improvements in capital structure, increases in working capital, or reduction of costs or expenses; or any of the above goals as compared to the performance of a published or special index or a group of comparator companies deemed appropriate by the Committee; or Economic Results as described below. “Economic Value Added” means the amount by which the Company’s or a business unit’s earnings exceed the cost of the equity and debt capital used by the Company or business unit during the performance period, as determined by the Compensation Committee, and “Economic Results” means the adjustment of the Company’s results pursuant to GAAP by (A) excluding (x) any unrealized gains or losses on Primus Financial’s portfolio of credit swaps sold and (y) any realized gains from termination of credit swaps sold prior to maturity, even though Primus Financial amortizes those gains over the remaining original lives of the terminated contracts (except for credit swaps undertaken to offset credit risk) and (B) including provisions for credit events caused by downgrades below CCC/

Caa2 (Standard & Poor’s Ratings Services/Moody’s Investors Service, Inc.) on credit default swaps on asset-backed securities, or any similar definition of Economic Results used by the Company and reported in filings with the SEC. Previously the Incentive Plan did not provide for the inclusion of provisions for credit events set forth in (B) above.

The determination of achievement of performance goals will be based upon, but not necessarily in accordance with, GAAP and in a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise in setting performance goals, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. The Committee may specify that in calculating operating earnings or operating income (including on a per share basis), such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period specified by the Committee.

The Committee may also establish a performance award pool upon achievement of performance goals based on one or more of the business criteria listed above during the applicable performance period. The Committee may specify the amount of the performance award pool as a percentage of any of such business criteria, a percentage of any such business criteria in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, grants may be made as rights to payment of a specified portion of the performance award pool.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of Common Shares that would otherwise be due to the grantee in connection with a grant under the Incentive Plan (other than Options and SARs). The Committee has established the Restricted Stock Unit Deferral Plan for such deferrals and may establish additional rules and procedures for such deferrals, consistent with the applicable requirements of Section 409A of the Code.

Adjustment Provisions. If there is any change in the number or kind of Common Shares outstanding by reason of a share dividend, spinoff, recapitalization, share split, or combination or exchange of shares, a merger, reorganization or consolidation, a reclassification or change in par value, or any other extraordinary or unusual event affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of Common Shares available for issuance under the Incentive Plan, the maximum number of Common Shares for which any individual may receive grants in any year, the kind and number of Common Shares covered by outstanding grants, the kind and number of Common Shares issued or to be issued under the Incentive Plan, and the price per Common Share or the applicable market value of such grants will be equitably adjusted by the Committee, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under the Incentive Plan and such grants; provided, that any fractional Common Shares resulting from such adjustment will be eliminated by rounding downward.

The Committee may make adjustments in the terms and conditions of, and the criteria included in, grants (including cancellation of grants in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, or substitution of grants using securities or other obligations of a successor or other entity) in recognition of unusual or nonrecurring events (including a change of control or an event described in the preceding paragraph) affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or GAAP.

Change of Control. If a change of control occurs, the Committee may take any one or more of the following actions with respect to all or any portion of outstanding grants, without the consent of the grantee: (i) the Committee may provide that outstanding options and SARs will be fully exercisable, and restrictions on outstanding share awards will lapse, as of the date of the change of control or at such other time as the Committee determines, (ii) with respect to grantees of share units, performance shares, other share-based awards, cash equivalent awards or dividend equivalents, the Committee may determine that such grantees will receive one or more payments in settlement of such share units, performance shares, other share-based awards, cash equivalent awards or dividend equivalents, in such amount and form and on such terms as may be determined by the Committee, (iii) the Committee may provide that grantees will surrender their outstanding Options and SARs for cancellation in exchange for one or more payments by the Company, in cash or Common Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the Common Shares subject to the grantee’s unexercised Options and SARs exceeds the exercise price (or base amount, as applicable), and on such terms as the Committee determines, (iv) after giving grantees an opportunity to exercise their outstanding options and SARs, the Committee may terminate any and all unexercised Options and SARs at such time as the Committee deems appropriate, or (v) the Committee may determine that grants that remain outstanding after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Any acceleration, surrender, termination, settlement or conversion will take place as of the date of the change of control or such other date as the Committee may specify. The Committee may provide in a grant agreement that a sale or other transaction involving one of the Company’s subsidiaries or other business units will be considered a change of control for purposes of a grant, or the Committee may establish other provisions that will be applicable in the event of a specified transaction. A sale of any of the Company’s subsidiaries that employs a grantee generally will be treated as the termination of the grantee’s employment, unless the grantee remains employed by the Company after the sale.

Non-U.S. Grantees. If any individual who receives a grant under the Incentive Plan is subject to taxation in countries other than the United States, the Incentive Plan provides that the Committee may make grants to such individual on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans (not inconsistent with the Incentive Plan) and make such modifications as may be necessary or advisable to comply with such laws.

Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Incentive Plan at any time, subject to shareholder approval if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. No grants may be issued under the Incentive Plan after April 28, 2020.

Grants under the Incentive Plan. If the amended and restated Incentive Plan is approved by the shareholders, the total number of Common Shares that may be issued pursuant to the Incentive Plan, including the CypressTree Awards, the Plan Covered Awards and outstanding awards under the Prior Plan, will be 8,000,000 Common Shares. As of March 8, 2010, share units representing an aggregate of 2,159,040 Common Shares, performance shares representing an aggregate of 635,011 Common Shares, and Options to purchase an aggregate of 884,564 Common Shares were outstanding under the Incentive Plan (including Prior Plan grants), and 378,000 CypressTree Awards and 30,000 Plan Covered Awards were outstanding. No grants have been made under the Incentive Plan since March 8, 2010.

No grants have been made that are subject to shareholder approval of the amended and restated Incentive Plan. It is currently not possible to predict the number of Common Shares that will be granted or who will receive any grants under the Incentive Plan after the 2010 Annual Meeting. See “Director Compensation” for a description of the equity compensation program applicable to non-employee directors of the Company.

The last sales price of the Common Shares on March 31, 2010, was $4.20 per share.

U.S. Federal Income Tax Consequences. The U.S. federal income tax consequences arising with respect to grants under the Incentive Plan will depend on the type of grant. The following provides only a general description of the application of U.S. federal income tax laws to grants under the Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other U.S. federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of exercise of Options or SARs, payment of cash or delivery of actual Common Shares. Future appreciation on Common Shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the Common Shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if Common Shares, when delivered, are subject to a substantial risk of forfeiture by reason of an employment, service, or performance condition, ordinary income taxation and the Company’s tax deduction generally will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture), (ii) the Company will not be entitled to a tax deduction for compensation attributable to grants to the chief executive officer and certain other executive officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000, (iii) a grant may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or Common Shares in settlement of the grant, if the grant constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied, and (iv) a grant may be taxable to the recipient at the time it becomes vested, even if that is prior to the delivery of the cash or Common Shares in settlement of the grant, if the grant is subject to Section 457A of the Code.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain other of its executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility limit and therefore remains fully deductible by the corporation. The Company intends that Options and SARs granted under the Incentive Plan will qualify as performance-based compensation. Share units, performance shares, dividend equivalents, Common Share awards, other share-based awards and cash incentive awards granted under the Incentive Plan will only qualify as performance-based compensation if the Committee conditions such grants on the achievement of specific objective performance goals in accordance with the requirements of Section 162(m) of the Code.

The Company has the right to require the recipient of any grant under the Incentive Plan to pay to us an amount necessary to satisfy the Company’s tax withholding obligations with respect to such grants. The Company may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Committee determines otherwise, a grantee may satisfy the tax withholding obligation by having the Company withhold Common Shares payable pursuant to grants under the Incentive Plan, the Prior Plan, the Plan Covered Awards and the CypressTree Awards, provided that the number of Common Shares withheld may not exceed the individual’s minimum applicable withholding tax rate.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on the proposal at the Annual General Meeting is required for the approval of the amended and restated Incentive Plan.

The Board of Directors recommends that the shareholders vote FOR approval of the amended and restated Primus Guaranty, Ltd. Incentive Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2009

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be Issued	Weighted-Average Exercise	Equity Compensation Plans
	Upon Exercise of Outstanding	Price of Outstanding Options,	(Excluding Securities
	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)(1)	(b)	(c)

Equity compensation plans approved by security holders	3,249,074	$11.45	5,914,440
Equity compensation plans not approved by security holders(2)	408,000		—
Total	3,657,074	$—	5,914,440

(1)	Includes the 2008 Incentive Plan described above and the Company’s pre-2004 share incentive plan. Also includes restricted share units under which Common Shares will be awarded if service based vesting requirements, and in some cases, performance based vesting requirements, are met. The weighted-average exercise price in column (b) does not take into account these restricted share units. The remaining weighted-average share option term is 3.5 years.

(2)	Includes 378,000 restricted share units that were granted in 2009 with respect to newly hired employees in connection with the Company’s acquisition of CypressTree Investment Management, LLP and 30,000 restricted share units that were granted in 2009 with respect to newly hired employees.

PROPOSAL THREE — APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee currently comprises four independent directors and operates under a written charter, which is available on the Company’s Web site at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Audit Committee held five meetings in 2009. These were in-person meetings that usually included separate executive sessions of the Audit Committee with the independent auditors and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2009. Ernst & Young LLP, the Company’s independent registered public accounting firm for 2009, is responsible for expressing an opinion on the Company’s audited consolidated financial statements. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, other standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rules of the U.S. Securities and Exchange Commission, and other applicable regulations. In addition, the

Audit Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. The Committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2010 and is presenting the matter to the shareholders of the Company for approval.

Audit Committee
John A. Ward, III, Chairman
Paul S. Giordano
Thomas J. Hartlage
James H. MacNaughton

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008.

	2009	2008

Audit fees	$875	$947
Audit-related fees	20	183
Tax fees	0	0
All other fees	20	0

Total	$915	$1,130

Audit Fees

“Audit fees” paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees

“Audit-related fees” incurred related to the completion of the agreed-upon procedures and capital model audit for one of the Company’s principal operating subsidiaries, Primus Financial, as required by both the Standard & Poor’s and Moody’s Investors Service operating guidelines.

Tax Fees

There were no fees in the “tax fees” category for the fiscal years ended December 31, 2009 and December 31, 2008.

All Other Fees

“All other fees” paid to Ernst & Young LLP were compensation for advisory services related to possible expansion of the Company’s business in the insurance industry in the fiscal year ended December 31, 2009.

In addition to the fees described above paid by the Company, Ernst & Young LLP also provides services to, and receives fees from, certain collateralized loan obligations (“CLOs”) managed by subsidiaries of the Company. The fees paid to Ernst & Young LLP by these CLOs for these services were $72,603 and $69,566 for the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The Audit Committee approved 100% of the non-audit services described above and paid by the Company and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

All of the hours expended in the engagement of Ernst & Young LLP to audit the financial statements of the Company for the fiscal years ended December 31, 2009 and December 31, 2008 were attributable to work performed by full-time, permanent employees of Ernst & Young LLP.

A representative of Ernst & Young LLP is expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. The representative will have an opportunity to make a statement if he or she so desires.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and the telephone number there is +1(441) 296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial and Primus Asset Management, are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017, and their telephone number is +1 (212) 697-2227.

Shareholder Proposals for the 2011 Annual General Meeting of Shareholders

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than November 30, 2010. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5 percent of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of

Rule 14a-4. The deadline under Rule 14a-4 for next year’s Annual General Meeting of Shareholders is February 16, 2011.

SEC Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, are available free of charge on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Financial Reporting — SEC Filings” or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or to Nicole Stansell, Investor Relations Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017, or via e-mail at nstansell@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company’s Board. Unless otherwise directed, proxies held by the Chief Executive Officer, Chief Financial and Operating Officer or General Counsel will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card, FOR the approval of the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated, and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the Common Shares represented by such proxies in accordance with their discretion.

Please vote all of your Common Shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials and Annual Reports on Form 10-K should contact their broker, custodian bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of Common Shares, your broker, custodian bank or other nominee may deliver only one copy of this Proxy Statement and the 2009 Annual Report on Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the 2009 Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement, any Annual Report and any Annual Report on Form 10-K, now or in the future, should submit their request to the Company by telephone at +1 (441) 296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, attention: Secretary.

EXHIBIT A

PRIMUS GUARANTY, LTD.

Incentive Compensation Plan

Amended and Restated as of April 29, 2010

1.	Purpose

The purpose of the Primus Guaranty, Ltd. Incentive Compensation Plan (the “Plan”) is to provide (i) designated employees of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (“Primus Guaranty”), and its subsidiaries existing from time to time, and any successors of such persons (collectively, the “Company”), (ii) designated independent contractors of the Company, and (iii) non-employee members of the board of directors of Primus Guaranty with the opportunity to receive grants of common shares, par value $0.08 per share, of Primus Guaranty (“Common Shares”), options to acquire Common Shares, restricted share units, share awards, performance shares, share appreciation rights and other share-based awards, as well as cash incentives. The Company believes that the Plan will encourage the participants to continue to contribute materially to the growth of the Company, thereby benefiting Primus Guaranty’s shareholders, and will continue to align the economic interests of the participants with those of the shareholders.

Primus Guaranty previously granted equity incentive awards under the Primus Guaranty, Ltd. Stock Incentive Plan (the “Stock Incentive Plan”), which was subsequently replaced by the Primus Guaranty, Ltd. 2004 Share Incentive Plan (the “2004 Incentive Plan”). Effective upon adoption of the 2004 Incentive Plan, no further equity awards were granted under the Stock Incentive Plan. The 2004 Incentive Plan was amended and restated on February 1, 2007 (the “2007 Incentive Plan”), and the 2007 Incentive Plan subsequently was amended and restated on March 21, 2008 (the “2008 Incentive Plan”). In addition to providing for equity incentive awards, the 2008 Incentive Plan superseded and replaced the Primus Guaranty, Ltd. Annual Performance Bonus Plan. The 2008 Incentive Plan subsequently was amended on January 28, 2009 (the “2009 Incentive Plan”) (the Stock Incentive Plan, the 2004 Incentive Plan, the 2007 Incentive Plan, the 2008 Incentive Plan, and the 2009 Incentive Plan collectively are referred to as the “Prior Incentive Plans”). All Common Shares with respect to outstanding awards under the Prior Incentive Plans will be issued or transferred under this Plan.

The 2009 Incentive Plan is hereby amended and restated effective as of April 29, 2010 (the “Effective Date”), subject to approval by the shareholders of Primus Guaranty. Upon the Effective Date, no further grants shall be made under the 2009 Incentive Plan. The terms and conditions of this Plan apply to all Grants made under this Plan on or after the Effective Date. The terms and conditions of this Plan also shall govern awards of restricted share units (i) which were Granted in 2009 outside of the 2009 Incentive Plan in connection with the Company’s acquisition of CypressTree Investment Management, LLC (“CypressTree Awards”) or (ii) which were granted to new hires outside of the 2009 Incentive Plan pursuant to an offer letter providing that such grant would be made under the 2009 Incentive Plan or this Plan (“Plan Covered Awards”). Except where specifically provided otherwise in this Plan, awards made under the Prior Incentive Plans will continue to be subject to the terms of their existing grant agreements, including terms of the applicable Prior Incentive Plan under which they were granted.

Primus Asset Management, Inc., CypressTree Investment Management, LLC and Primus Guaranty (UK) Ltd. are each sponsors of the Plan for their respective employees and will provide all benefits and payments under the Plan to their respective employees.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Board of Directors of Primus Guaranty.

(b) “Cash Incentive Award” means any Grant measured by and payable in cash as described in section 11 hereof.

(c) “Cause” shall mean, unless the applicable Grant Agreement provides otherwise, that the Participant has (i) been charged with a felony or a crime involving moral turpitude, (ii) committed an act of fraud or embezzlement against any Employer, (iii) failed to substantially perform his or her duties (other than by reason of a physical or mental impairment or Disability) or to implement the directives of any Employer, (iv) acted negligently or engaged in misconduct in the performance of the Participant’s duties, (v) willfully engaged in conduct that is materially injurious to any Employer, monetarily or otherwise, (vi) violated any Employer’s codes of ethics or conduct or policies, as in effect from time to time, or (vii) breached any written non-competition, confidentiality, or non-solicitation covenant of the Participant with respect to any Employer.

(d) “Change of Control” shall be deemed to have occurred upon:

(i) in any 12-month period, the acquisition by any person (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding Primus Guaranty or any of its subsidiaries or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Primus Guaranty representing 30% or more of the voting power with respect to the election of directors;

(ii) in any 12-month period, the cessation for any reason of the individuals who constitute the Board as of the Effective Date of the Plan (the “Incumbent Board”) to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the Effective Date of the Plan whose election, or nomination for election by Primus Guaranty’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by Primus Guaranty’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or substantially all of Primus Guaranty’s assets, a reverse stock split of outstanding voting securities, or the issuance of shares of Primus Guaranty in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change of Control shall not occur under this clause (iii) if consummation of the transaction would result in more than 50% of the total voting power with respect to the election of directors represented by the voting securities of Primus Guaranty (or, if not Primus Guaranty, the entity that succeeds to all or substantially all of Primus Guaranty’s business) outstanding immediately after such transaction being beneficially owned by all or substantially all of the holders of outstanding voting securities of Primus Guaranty immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(i) Notwithstanding anything herein to the contrary, in the event that a Grant constitutes nonqualified deferred compensation subject to section 409A of the Code, for purposes of such Grant, a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” under section 409A of the Code and the rulings and Treasury Regulations thereunder.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” means (i) with respect to Employees and Independent Contractors, the Compensation Committee or another committee appointed by the Board or any person to whom the Compensation Committee has delegated authority pursuant to section 3(b) hereof, or (ii) with respect to Non-Employee Directors, the Board.

(g) “Company” has the meaning set forth in section 1 hereof.

(h) “Common Shares” has the meaning set forth in section 1 hereof.

(i) “Compensation Committee” means the Compensation Committee of the Board.

(j) “CypressTree Awards” has the meaning set forth in section 1 hereof.

(k) “Deferral Plan” means the Primus Guaranty, Ltd. Restricted Stock Unit Deferral Plan, as amended and restated as of January 1, 2009, and as it may be further amended and restated from time to time.

(l) “Disability” shall mean, unless the applicable Grant Agreement provides otherwise, a Participant’s physical or mental impairment such that the Participant qualifies for benefits under a long-term disability insurance plan sponsored by an Employer.

(m) “Dividend Equivalent” means an amount calculated with respect to a Grant of Share Units, Performance Shares or other Share-Based Award, which is determined by multiplying the number of Common Shares subject to the applicable Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by Primus Guaranty on the Common Shares. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(n) “Effective Date” of the Plan means April 29, 2010, subject to approval of the Plan by the shareholders of Primus Guaranty.

(o) “Employee” means a full-time employee (including an officer or director who is also an employee) of an Employer, but excluding any person who is classified by the Employer as a “contractor” or “consultant” or “senior advisor,” no matter how characterized by the U.S. Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the U.S. Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of the Plan, unless the Committee determines otherwise.

(p) “Employer” includes any entity comprising the Company and having Employees.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” means the per-share price at which Common Shares may be purchased under an Option, as designated by the Committee.

(s) “Fair Market Value” of Common Shares means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Common Shares is a U.S. national securities exchange, the last reported sale price of Common Shares on the relevant date, or if there were no trades on that date, the latest preceding date upon which a sale was reported on such exchange, (ii) if the Common Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Common Shares on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Common Shares are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value per Common Share shall be as determined by the Committee.

(t) “FICA” means the U.S. Federal Insurance Contributions Act and, as the context requires, refers to the tax assessed thereunder.

(u) “GAAP” means United States generally accepted accounting principles.

(v) “Grant” means an Option, Share Unit, Performance Share, Share Award, SAR, Other Share-Based Award or Cash Incentive Award granted under the Plan. The term “Grant” also includes CypressTree Awards and Plan Covered Awards, which according to the terms of their related Grant

Agreements are administered under the terms of the Plan. Verb forms of “Grant” have correlative meanings.

(w) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant to a Participant, including all amendments thereto.

(x) “Independent Contractor” means an individual performing services for an Employer in a capacity other than as an Employee or Non-Employee Director.

(y) “Non-Employee Director” means a member of the Board who is not an employee of an Employer.

(z) “Option” means an option to purchase Common Shares as described in section 7 hereof.

(aa) “Other Share-Based Award” means any Grant based on, measured by or payable in Common Shares (other than an Option, Share Unit, Performance Share, Share Award or SAR) as described in section 11 hereof.

(bb) “Participant” means an Employee, Independent Contractor or Non-Employee Director designated by the Committee to participate in the Plan.

(cc) “Performance Share” means an award of a phantom unit representing a Common Share, which generally vests based upon the attainment of performance goals, as described in section 8 hereof.

(dd) “Plan Covered Awards” has the meaning set forth in section 1 hereof.

(ee) “Primus Guaranty” has the meaning set forth in section 1 hereof.

(ff) “Prior Incentive Plans” has the meaning set forth in section 1 hereof.

(gg) “Retirement” shall mean, unless the applicable Grant Agreement provides otherwise, the voluntary termination of a Participant’s employment or service with all Employers that occurs on or after the Participant’s attainment of age 62.

(hh) “Plan” means the Primus Guaranty, Ltd. Incentive Compensation Plan, as set forth herein and as amended from time to time.

(ii) “SAR” means a share appreciation right as described in section 10 hereof.

(jj) “Share Award” means an award of Common Shares as described in section 9 hereof.

(kk) “Share Unit” means an award of a phantom unit representing a Common Share as described in section 8 hereof.

(ll) “Treasury Regulations” means the regulations promulgated from time to time, in final or preliminary form, by the U.S. Department of the Treasury with respect to the Code.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. The Board may perform any function of the Committee under the Plan, to the extent allowed by law.

(b) Delegation. The Committee may delegate to one or more officers, other than the Secretary in office from time to time, of Primus Guaranty the authority, subject to such terms as the Committee shall determine, to make Grants to Employees or Independent Contractors or perform such other functions as the Committee may determine, to the extent permitted under applicable law; provided, however, that Grants intended to constitute “qualified performance-based compensation” under section 162(m) of the Code shall at all times be made and administered by a committee of “outside directors” comprised in accordance with the requirements of section 162(m) of the Code, and Grants made to persons subject to section 16 of the Exchange Act shall at all times be made and administered by a committee of Non-Employee Directors comprised in accordance with the requirements of Rule 16b-3 under the Exchange Act. If the Committee authorizes one or more officers to make Grants to Employees or Independent Contractors, the Committee shall specify the limits on the officers’ authority and terms under which such Grants may be made, consistent with applicable law.

(c) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of section 17 hereof, (v) prescribe the form of each Grant Agreement, (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or any Grant Agreement, and (viii) deal with any other matters arising under or in connection with the Plan. All CypressTree Awards and Plan Covered Awards shall be subject to the terms of the Plan and administered according to the Plan.

(d) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and of the terms and conditions of any Grant Agreement and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants hereunder, including without limitation all Participants. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as among Participants or uniform with previous Grants made to a Participant.

(e) Limitation of Liability. The Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other Employee of the Company, the Company’s independent certified public accountants or legal counsel or any executive compensation consultant, legal counsel, or other professional retained by the Company, the Committee or the Board to assist in the administration of the Plan and the interpretation of any Grant Agreement. To the fullest extent permitted by applicable law, neither the Committee, any member of the Committee, nor any officer or Employee of the Company acting on the Committee’s behalf, shall be personally liable for any action, determination or interpretation taken or made in good faith, or refrained from being taken or made in good faith, with respect to the Plan or any Grant Agreement, and the Committee, each member of the Committee, and any officer or Employee of the Company acting on the Committee’s behalf shall, to the extent permitted by law, be fully indemnified, held harmless and protected by the Company with respect to any such action, determination or interpretation.

4.	Grants

(a) Grants under the Plan may consist of Options as described in section 7 hereof, Share Units and Performance Shares as described in section 8 hereof, Share Awards as described in section 9 hereof, SARs as described in section 10 hereof, and Other Share-Based Awards and Cash Incentives as described in section 11 hereof. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and, other than for Grants of Cash Incentives, as are specified in writing by or on behalf of the Committee to the Participant in the Grant Agreement.

(b) The Committee is specifically authorized to make Grants as a bonus, or to make Grants in lieu of obligations of the Company to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements.

(c) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular section of the Plan need not be uniform as among the Participants or uniform with previous Grants made to a Participant.

5.	Shares Subject to the Plan

(a) Shares Authorized. The aggregate number of Common Shares that may be issued pursuant to Grants under the Plan, when aggregated with equity incentive awards made under the Prior Incentive Plans that are outstanding on the Effective Date, the CypressTree Awards and the Plan Covered Awards, shall not exceed 8,000,000 Common Shares. The total number of Common Shares authorized to be issued under the Plan includes 378,000 Common Shares with respect to CypressTree Awards, 30,000 Common Shares with respect to Plan Covered Awards, and 3,678,615 Common Shares to be issued under the Plan pursuant to outstanding awards under the Prior Incentive Plans, each subject to adjustment as described in section 5(d) hereof.

(b) Source of Common Shares; Common Share Counting. Common Shares issued under the Plan may be authorized but unissued Common Shares or reacquired Common Shares, including Common Shares purchased by the Company on the open market for purposes of the Plan and any Common Shares held in treasury (to the extent the Bye-Laws of Primus Guaranty permit the holding of Common Shares in treasury). If and to the extent Options or SARs Granted under the Plan or stock options or stock appreciation rights Granted under the Prior Incentive Plans terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Share Awards, Share Units, or Other Share-Based Awards Granted under the Plan, any CypressTree Awards, any Plan Covered Awards or any restricted share unit or other share-based awards Granted under the Prior Incentive Plans are forfeited or terminated, or otherwise are not paid in full, the Common Shares reserved for such Grants or awards shall again be available for purposes of the Plan. Common Shares surrendered by a Participant in payment of the Exercise Price, and Common Shares withheld or surrendered on behalf of or by a Participant for payment of taxes and other deductions, shall not be available for re-issuance under the Plan. If SARs payable in Common Shares are Granted, the full number of Common Shares subject to the SARs shall be considered issued under the Plan, without regard to the number of Common Shares issued upon exercise of the SARs. To the extent that any Grant is designated in the Grant Agreement to be paid in cash, and not in Common Shares, such Grants shall not count against the share limits in section 5(a) hereof. Cash Incentive Awards shall not count against the share limits in section 5(a) hereof.

(c) Individual Limits. All Grants under the Plan (other than Cash Incentive Awards) shall be expressed in Common Shares. The maximum aggregate number of Common Shares with respect to which all Grants denominated in Common Shares may be made under the Plan to any individual during any calendar year shall be 3,000,000 Common Shares, subject to adjustment as described in section 5(d) hereof, and such limit shall apply without regard to whether the Grants are to be paid in Common Shares or cash. All cash payments (other than with respect to Dividend Equivalents and Cash Incentive Awards) shall equal the Fair Market Value of the Common Shares to which the cash payments relate. The maximum amount with respect to which Cash Incentive Awards may be made under the Plan to any individual during any calendar year shall be $10,000,000. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000.

(d) Adjustments. If there is any change in the number or kind of Common Shares outstanding by reason of (i) a share dividend, spinoff, recapitalization, share split, or combination or exchange of Common Shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value or (iv) any other extraordinary or unusual event affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or Primus Guaranty’s payment of an extraordinary dividend or distribution, the maximum number of Common Shares available for issuance under the Plan, the maximum number of Common Shares for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants;

provided, however, that any fractional Common Shares resulting from such adjustment shall be eliminated by rounding downward. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Grants (including, without limitation, cancellation of Grants in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, or substitution of Grants using securities or other obligations of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, a Change of Control or an event described in the preceding sentence) affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or GAAP, and, without limiting the foregoing, in the event of a Change of Control of the Company, the provisions of section 15 hereof shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees, Independent Contractors and Non-Employee Directors shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees, Independent Contractors and Non-Employee Directors to receive Grants and shall determine the number of Common Shares that will be subject to each Grant and/or the amount of any Cash Incentive Awards made in any Grant thereof.

7.	Options

(a) General. The Committee may Grant Options to an Employee, Independent Contractor or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this section 7.

(b) Grant Terms and Conditions.

(i) The per share Exercise Price of an Option shall not be less than the Fair Market Value of a Common Share on the date of Grant.

(ii) No Option Granted under the Plan is, nor is any such Option intended to constitute, an incentive stock option under section 422 of the Code.

(iii) Except as otherwise set forth in section 16 hereof or in the Grant Agreement, each Option shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of Grant, subject to continued employment or service by the Participant and such other conditions as the Committee may determine. The Committee may accelerate the exercisability of any or all outstanding Options at any time and from time to time for any reason or no reason.

(iv) Except as otherwise set forth in the Grant Agreement, upon the Participant’s termination of employment or service with the Company for any reason, Options that are not then vested and exercisable (after taking into account any accelerated vesting pursuant to section 16 hereof) shall immediately terminate. Except as otherwise set forth in a Grant Agreement, Options that are vested and exercisable (after taking into account any accelerated vesting pursuant to section 16 hereof) generally shall remain exercisable until, and terminate upon, the 91st day following such Participant’s termination of employment or service; provided, however, that (A) if such termination is for Cause, the Options will terminate immediately, (B) if such termination is on account of death or Disability, the Options will remain exercisable until, and terminate upon, the first anniversary of the event giving rise to such termination, and (C) if such termination is on account of Retirement, the Options will remain exercisable until, and terminate upon, the last day of the Option term as specified in the Grant Agreement. In any event, each Option will terminate upon the tenth anniversary of the date of Grant, or such earlier time as may be provided by the Committee. Except as otherwise set forth in this subsection (iv), an Option may only be exercised while the Participant is employed by, or provided services to, an Employer as an Employee, Independent Contractor or Non-Employee Director.

(c) Exercise of Options. Only the vested portion of any Option may be exercised. A Participant shall exercise an Option by delivery of written notice to Primus Guaranty setting forth the number of Common Shares with respect to which the Option is to be exercised, together with a certified check or bank draft payable to the order of Primus Guaranty for an amount equal to the sum of the Exercise Price for such Common Shares. The Committee may, in its sole discretion, permit or accept other forms of payment of the Exercise Price, including notes or other contractual obligations of a Participant to make payment on a deferred basis, by tendering Common Shares subject to the vested Option and having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, by delivery or attestation to ownership of Common Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, or by payment through a broker in accordance with procedures permitted by Regulation T of the U.S. Board of Governors of the Federal Reserve System. Any Common Shares used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Before Primus Guaranty issues any Common Shares to a Participant pursuant to the exercise of an Option, Primus Guaranty shall have the right to require that the Participant make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes and deductions due upon or incident to such exercise. Payment for the Common Shares purchased pursuant to exercise of the Option, and any required withholding taxes and deductions, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Common Shares.

8.	Share Units and Performance Shares

(a) General. The Committee may Grant Share Units and Performance Shares to an Employee, Independent Contractor or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this section 8. Each Share Unit and Performance Share shall represent the right of the Participant to receive a Common Share or an amount based on the value of a Common Share. All Share Units and Performance Shares shall be credited to bookkeeping accounts on Primus Guaranty’s records for purposes of the Plan. No Common Shares shall be issued to the Participant at the time the applicable Grant is made. The Participant shall not be, nor have any of the rights or privileges of, a shareholder of Primus Guaranty with respect to any Share Units or Performance Shares recorded in the bookkeeping accounts, and the Participant shall not have any interest in any bookkeeping account established for the Participant.

(b) Terms of Share Units and Performance Shares. The Committee may Grant Share Units that are payable on terms and conditions determined by the Committee and may be described as “Restricted Share Units” or “RSUs” in Grant Agreements. The Committee may Grant Performance Shares that are payable on terms and conditions determined by the Committee. Performance Shares generally will become payable based upon achievement of performance goals and such other conditions as the Committee determines. Share Units and Performance Shares may be paid at the end of a specified vesting or performance period, as applicable, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Share Units and Performance Shares to be Granted and the requirements applicable to such Share Units and Performance Shares. The Committee shall determine in the Grant Agreement any circumstances under which a Participant may become vested in Share Units or Performance Shares upon or after termination of the Participant’s employment or service, and the circumstances under which Share Units or Performance Shares may be forfeited. In the absence of provisions in the Grant Agreement to the contrary, the provisions of section 16 hereof shall apply.

(c) Payment with respect to Share Units and Performance Shares. Payment with respect to Share Units and Performance Shares may be made in cash, in Common Shares or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of Common Shares that can be issued to the Participant with respect to the applicable Grant.

(d) Dividend Equivalents. The Committee may Grant, in the related Grant Agreement, Dividend Equivalents in connection with Share Units and Performance Shares under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred, and all Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on Primus Guaranty’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Share Units or Performance Shares for the Participant, as applicable, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be paid in cash, in Common Shares or in a combination of the two, as determined by the Committee.

9.	Share Awards

(a) General. The Committee may issue a Share Award for Common Shares to an Employee, Independent Contractor or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this section 9. Common Shares issued pursuant to Share Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Share Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of performance goals. The Committee shall determine the number of Common Shares to be issued pursuant to a Share Award.

(b) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement any circumstances under which restrictions on a Share Award may lapse upon or after termination of the Participant’s employment or service, and the circumstances under which Share Awards may be forfeited. In the absence of provisions in the Grant Agreement to the contrary, the provisions of section 16 hereof shall apply. Except as otherwise set forth in a Grant Agreement, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, unvested Common Shares that are at that time subject to forfeiture shall be reacquired by the Company for such consideration as determined by the Committee and set forth in the Grant Agreement. The Committee may provide in any Grant Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to unvested Common Shares will be waived in whole or in part in the event of termination resulting from specified causes.

(c) Restrictions on Transfer. While Share Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the Common Shares of a Share Award except upon death as described in section 15(a) hereof. If certificates are issued, each certificate for a Common Share of a Share Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such Common Shares have lapsed. Primus Guaranty may retain possession of any certificates for Share Awards until all restrictions on such Common Shares have lapsed.

(d) Right to Vote and to Receive Dividends. The Committee may determine that dividends on Share Awards shall be withheld while the Share Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or that dividends on Share Awards shall be paid while the Share Awards are subject to restrictions, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on Primus Guaranty’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, in additional Common Shares, or in such other form as dividends are paid on Common Shares, as determined by the Committee. Common Shares distributed in connection with a share split or share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the unvested Common Shares with respect to which such shares or other property has been distributed, unless otherwise determined by the Committee. Unless the Committee determines otherwise, the Participant shall have the right to vote Common Shares with respect to Share Awards.

10.  Share Appreciation Rights

(a) General. The Committee may Grant SARs to an Employee, Independent Contractor or Non-Employee Director separately or in tandem with an Option upon such terms and conditions as the Committee deems appropriate under this section 10.

(b) Grant Terms and Conditions.

(i) The Committee shall establish the number of Common Shares related to an SAR, the terms and the base amount of the SAR. The per share base amount of the SAR shall not be less than the Fair Market Value of a Common Share on the date of Grant.

(ii) An SAR shall become exercisable in accordance with such terms and conditions as may be specified in the Grant Agreement. The Committee may Grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(iii) Except as otherwise set forth in the Grant Agreement, upon the Participant’s termination of employment or service with the Company for any reason, any SARs that are not then vested and exercisable (after taking into account any accelerated vesting pursuant to section 16 hereof) shall immediately terminate. SARs that are vested and exercisable (after taking into account any accelerated vesting pursuant to section 16 hereof) generally shall remain exercisable until, and terminate upon, the 91st day following such Participant’s termination of employment or service; provided, however, that (i) if such termination is for Cause, the SARs will terminate immediately, and (ii) if such termination is on account of death, Disability or Retirement, the SARs will remain exercisable until, and terminate upon, the first anniversary of the event giving rise to such termination. In any event, each SAR will terminate upon the tenth anniversary of the date of Grant, or such earlier time as may be provided by the Committee. Except as otherwise set forth in this subsection (iii), an SAR may only be exercised while the Participant is employed by, or provided services to, an Employer as an Employee, Independent Contractor or Non-Employee Director.

(c) Tandem SARs. The Committee may Grant tandem SARs either at the time the Option is Granted or at any time thereafter while the Option remains outstanding. In the case of tandem SARs, the number of SARs Granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Common Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Common Shares.

(d) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the appreciation for the number of SARs exercised. The appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Shares on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(e) Payment with respect to SARS. Payment with respect to appreciation of an SAR may be made in cash, in Common Shares or in a combination of the two, as determined by the Committee. For purposes of calculating the number of Common Shares to be received, Common Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If Common Shares are to be paid upon exercise of an SAR, cash shall be delivered in lieu of any fractional Common Share.

11.	Other Share-Based Awards and Cash Incentive Awards

(a) Other Share-Based Awards. The Committee may Grant other awards not specified in section 7, 8, 9 or 10 hereof that are based on or measured by Common Shares to Employees, Independent Contractors and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Share-Based Awards may be Granted subject to achievement of performance goals or other conditions and may be payable in cash, in Common Shares, or in a combination of the two, as determined by the Committee.

(b) Cash Incentive Awards. The Committee may Grant Cash Incentive Awards to Employees, Independent Contractors and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Cash Incentive Awards are cash payments based on achievement of performance goals or other conditions established by the Committee.

12.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Grants of Performance Shares, Share Units, Share Awards, Other Share-Based Awards or Cash Incentive Awards to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this section 12 shall apply.

(b) Performance Goals. When Grants of Performance Shares, Share Units, Share Awards, Other Share-Based Awards or Cash Incentive Awards are determined by the Committee to be “qualified performance-based compensation” and thus subject to this section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation” under this section 12.

(c) Criteria Used for Objective Performance Goals. The performance goals shall consist of one or more of the following business criteria, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this section 12. The Committee may determine that Grants made under this section 12 shall be granted, exercised or settled upon achievement of any one performance goal or that two or more performance goals must be achieved as a condition to grant, exercise or settlement of such Grants. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: (1) earnings per Common Share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; (6) economic value added (EVA) as described below; (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (9) total Common Share return or Common Share price; (10) book value per Common Share; (11) expense management; improvements in capital structure, increases in working capital, or reduction of costs or expenses; (12) any of the above goals as compared to the performance of a published or special index or a group of comparator companies deemed appropriate by the Committee, or (13) Economic Results as described below. “EVA” means the amount by which the Company’s or a business unit’s earnings exceed the cost of the equity and debt capital used by the Company or business unit during the performance period, as determined by the Committee. “Economic Results” means the adjustment of the Company’s GAAP results by (A) excluding (x) any unrealized gains or losses on Primus Financial Products, LLC’s (“Primus Financial”) portfolio of credit swaps sold and (y) any realized gains from termination of credit swaps sold prior to maturity, even though Primus Financial amortizes those gains over the remaining original lives of the terminated contracts (except for credit swaps undertaken to offset credit risk) and (B) including provisions for credit events caused by downgrades below CCC/Caa2 (Standard & Poor’s Ratings Services/Moody’s Investors Service, Inc.) on credit default swaps on asset-backed securities, or any similar definition of Economic Results used by the Company and reported in filings with the U.S. Securities and Exchange Commission. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee.

(d) Impact of Extraordinary Items or Changes in Accounting. The Committee shall determine the performance goals and calculation methodology within the period described in section 12(e) hereof. To the extent applicable, the determination of achievement of performance goals for Grants subject to this section 12 shall be determined based upon, but not necessarily in accordance with, GAAP and in a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in section 12(e) hereof, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in section 12(e) hereof, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period, as specified by the Committee.

(e) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(f) Performance Award Pool. The Committee may establish a performance award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Grants subject to this section 12. The amount of such performance award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in section 12(c) hereof during the performance period, as specified by the Committee in accordance with this section 12. The Committee may specify the amount of the performance award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Grants may be made as rights to payment of a specified portion of the performance award pool, and such Grants shall be subject to the requirements of this section 12.

(g) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(h) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants subject to this section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury Regulations and rulings under section 162(m) of the Code.

13.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Common Shares that would otherwise be due to the Participant in connection with any Grant (other than Options or SARs). The Committee has established the Deferral Plan for such deferrals and may establish additional rules and procedures for any such deferrals, in each case consistent with applicable requirements of section 409A of the Code. Grants deferred pursuant to the Deferral Plan shall be subject to, and distributed in accordance with, the terms and conditions of the Deferral Plan.

14.	Withholding of Taxes

(a) Required Withholding. All Grants made pursuant to or administered under the Plan shall be subject to applicable U.S. federal (including FICA and Medicare), state, local and non-U.S. tax withholding requirements. Primus Guaranty may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Additional Withholding of Shares. Unless the Committee determines otherwise, when Grants paid in Common Shares are exercised or become vested or payable, Common Shares shall be withheld to satisfy the Company’s tax withholding obligation with respect to the Grants, up to an amount that does not exceed the then-applicable minimum withholding tax rate applicable to the Grant. In addition to Grants made pursuant to or administered under the Plan (including CypressTree Awards and Plan Covered Awards), this section 14(b) shall apply to awards Granted under the Prior Incentive Plans that are outstanding on the Effective Date.

15.	Transferability of Grants

(a) Restrictions on Transfer. Except as the Committee may otherwise permit, the rights and interests of a Participant under a Grant Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution, and only the Participant may exercise rights under a Grant during the Participant’s lifetime. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights and shall be subject to all the terms and conditions of the Plan and applicable Grant Agreement. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate or otherwise dispose of a Grant or any right hereunder, except as provided for in this section 15, or in the event of the levy or any attachment, execution or similar process upon the rights or interests conferred by a Grant, the Company may terminate the Grant by notice to the Participant, and the Grant and all rights thereunder shall thereupon become null and void.

(b) Transfer of Options or SARs to or for Family Members. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer Options or SARs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine, that the Participant receives no consideration for the transfer and the Option or SAR shall continue to be subject to the same terms and conditions as were applicable to the Option or SAR immediately before the transfer.

16.	Certain Terminations; Change of Control

(a) Unless otherwise provided in a Grant Agreement, all Grants shall become fully vested (i) upon a termination of the Participant’s employment or other service with the Employers by reason of the

Participant’s death or Disability, and (ii) immediately upon a Change of Control. The Committee shall specify in the Grant Agreement whether and to what extent performance-based Grants, including Performance Shares, shall become exercisable or payable in the event of such vesting.

(b) In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to all or any portion of outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Share Awards shall lapse, as of the date of the Change of Control or at such other time as the Committee determines, subject to any applicable provisions of section 16(a) hereof, (ii) with respect to Participants holding Share Units, Performance Shares, Other Share-Based Awards, Cash Equivalent Awards or Dividend Equivalents, the Committee may determine that such Participants shall receive one or more payments in settlement of such Share Units, Performance Shares, Other Share-Based Awards, Cash Equivalent Awards or Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, (iii) the Committee may require that Participants surrender their outstanding Options and SARs for cancellation in exchange for one or more payments by the Company, in cash or Common Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Common Shares subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price or base amount, as applicable, and on such terms as the Committee determines, (iv) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (v) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Without limiting the foregoing, if the per share Fair Market Value of the Common Shares does not exceed the per-share Exercise Price or base price of an Option or SAR, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(c) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction. To the extent consistent with section 409A of the Code, if applicable, for purposes of the Plan, a sale of any subsidiary of Primus Guaranty that employs a Participant shall be treated as the termination of such Participant’s employment, unless such Participant remains employed by another Employer after the sale.

17.	Requirements for Issuance of Shares

No Common Shares shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Common Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder, or the issuance of Common Shares pursuant to any Grant made to any Participant hereunder, on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Common Shares as the Committee shall deem necessary or advisable, and certificates representing such Common Shares may be legended to reflect any such restrictions. Certificates representing Common Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Common Shares covered by a Grant until Common Shares have been issued to the Participant.

18.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Plan shall not be amended without approval of the shareholders of Primus Guaranty if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, adversely affect any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in section 19(b) hereof. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) Shareholder Approval for “Qualified Performance-Based Compensation.” If Grants are made under section 12 hereof, the Plan must be reapproved by Primus Guaranty’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of section 12 hereof, if additional Grants are to be made under section 12 hereof and if required by section 162(m) of the Code or the Treasury Regulations thereunder.

(c) Termination of the Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders of Primus Guaranty. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

19.	Miscellaneous

(a) Grants in connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to limit the right of (i) the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) the Company to grant cash or stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted Common Share incentives, as determined by the Committee.

(b) Compliance with Law.

(i) The Plan, the exercise of Options or SARs and the obligations of Primus Guaranty to issue or transfer Common Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be deemed appropriate by the Committee, including such actions as the Company’s legal counsel shall deem necessary or appropriate to comply with applicable securities laws. The Company may require that the Participant (or other person exercising the Option after the Participant’s death) represent that the Participant is purchasing Common Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of Common Shares, or such other representation as the Committee deems appropriate. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of sections 409A and 457A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m), section 409A or section 457A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m), section 409A or section 457A of the Code, that Plan provision shall cease to apply without any action of the Committee or the Board. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this section 19(b).

(ii) Grants are intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. If a Grant is subject to section 409A of the Code, distributions upon termination of employment or service will only be made upon “separation from service” under section 409A. In the event that any Grants constitute nonqualified deferred compensation under section 409A of the Code, if (i) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (ii) the delivery of any cash or Common Shares payable pursuant to a Grant is required to be delayed for a period of six months after separation from service pursuant to section 409A, such cash or Common Shares shall be paid within 15 days after the end of the six-month period, or if the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the Participant’s beneficiary within 60 days following the Participant’s death. The Committee may provide for other section 409A compliant payment terms in a Grant Agreement or in the Deferral Plan. This section 19(b)(ii) shall apply to awards granted under the Prior Incentive Plans that are outstanding on the Effective Date, as well as Grants made pursuant to or administered under the Plan (including CypressTree Awards and Plan Covered Awards).

(iii) In the event that any Grant is taxable to a Participant prior to the date on which the Participant receives payment or distribution with respect to the Grant, by reason of section 409A of the Code or section 457A of the Code, or with respect to FICA tax under the Code, then, to the extent permitted by sections 409A and 457A of the Code, the Participant may receive a payment or distribution with respect to the Grant at the time the Grant is includible in the Participant’s taxable income or taxable for FICA purposes. Such payment or distribution shall be equal to the Participant’s federal, state, and local tax obligations resulting from the inclusion in income of the Grant under section 409A or 457A of the Code or taxation for FICA purposes, as applicable, consistent with sections 409A and 457A, as applicable. The cash or Common Shares otherwise payable to the Participant pursuant to the Grant shall be reduced by the payment or distribution made to the Participant with respect to the early taxation of the Grant. This section 19(b)(iii) shall apply to awards granted under the Prior Incentive Plans that are outstanding on the Effective Date, as well as Grants made pursuant to or administered under the Plan (including CypressTree Awards and Plan Covered Awards).

(c) Enforceability. The Plan shall be binding upon and enforceable against Primus Guaranty and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in the Plan shall entitle any Employee, Independent Contractor, Non-Employee Director or other person to any claim or right to receive a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer and shall not interfere in any way with the right of any Employer to terminate a Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

(f) No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Successors. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to Primus Guaranty’s parents, subsidiaries, and affiliates. Grants may be assigned by the Company without the Participant’s consent.

(h) Participants Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans (the terms of which shall not be inconsistent with those of the Plan) and make such modifications as may be necessary or advisable to comply with such laws.

(i) Notice. Any notice to the Company in connection with a Grant shall be addressed to the Company in care of the General Counsel of Primus Guaranty at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, with a copy to Primus Asset Management, Inc., Attention: General Counsel, 360 Madison Avenue, 23rd Floor, New York, NY 10017, or such other address where Primus Guaranty has its principal executive offices, and any notice to a Participant shall be addressed to such Participant at the current address shown on the payroll of the Company or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or the postal authority in the jurisdiction in which the Participant is resident.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof, except to the extent preempted by U.S. federal law.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 P.M. Eastern Time, the day prior to the shareholder meeting date. Primus Guaranty, Ltd. INTERNET http://www.proxyvoting.com/prs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 70176 FOLD AND DETACH HERE Please indicate with an “X” in the appropriate space how you wish your shares to be voted. If no indication is given, proxies will be voted for the election of all nominees to the Board of Directors and FOR Proposals Two and Three in accordance with the recommendation of the Board of Directors. Please mark your votes as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSALS TWO AND THREE 1. To elect three Class I directors to hold office for three years and one Class II director to hold office for two years and, in each case, until their successors are elected and qualified; WITHHOLD FOR ALL FOR ALL AUTHORITY EXCEPT* 01 Michael P. Esposito, Jr., 02 James H. MacNaughton, 03 Thomas W. Jasper, and 04 David E. Czerniecki To vote for all nominees, mark the “For All” box. To withhold voting for all nominees, mark the “Withhold Authority” box. To withhold voting for a particular nominee, mark the “For All Except” box and enter the name of the exception in the space provided below. FOR AGAINST ABSTAIN 2. To approve the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated; 3. To appoint Ernst & Young LLP as the Company’s in dependent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and 4. To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof. Note: 1. In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated. 2. In the case of joint holders, any holder may sign, but the vote of the senior h older who tenders a vote whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders. 3. Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/prs FOLD AND DETACH HERE PRIMUS GUARANTY, LTD. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy card for use at the 2010 Annual General Meeting or any adjournment or postponement thereof (the “Meeting”) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), to be held on April 29, 2010 at 8:00 A.M., Atlantic Time, at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda. The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper, Richard Claiden or Vincent B. Tritto, or any of them, wit h full power of substitution and re-substitution and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein , and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting. Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR t he election of all nominees to the Board of Directors, and FOR Proposals Two and Three, as described below. PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE 1. To elect three Class I directors to hold office for three years and one Class II director to hold office for two years and, in each case, until their successors are elected and qualified; 2. To approve the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated; 3. To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and 4. To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be signed on reverse side) WO# 70176